EXHIBIT 2.4

FINAL SUPPLEMENT. The securities described in this informative report have been registered in the National Registry of Securities in charge of the Mexican National Banking and Securities Commission. Such securities may not be offered or sold outside the United Mexican States unless allowed by the laws of other countries.

BASED ON THE STOCK MARKET CERTIFICATE PROGRAM (THE “PROGRAM”) ESTABLISHED BY GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. (“OMA” OR THE “ISSUER”) AND DESCRIBED IN THE PROSPECTUS OF SUCH PROGRAM BY AN AMOUNT OF $3,000,000,000.00 (THREE BILLION PESOS 00/100 MEXICAN CURRENCY) OR ITS EQUIVALENT IN INVESTMENT UNITS (“UDIS”), A PUBLIC OFFER OF 15,000,000 (ONE HUNDRED AND FIFTY MILLION) STOCK EXCHANGE CERTIFICATES WITH A FACE VALUE OF $100.00 (ONE HUNDRED PESOS 00/100 MEXICAN CURRENCY) EACH WAS CARRIED OUT (THE “ISSUANCE”) ACCORDING TO THE FOREGOING SUPPLEMENT (THE “SUPPLEMENT”)

TOTAL AMOUNT OF THE OFFER

$1,500,000,000.00 (one billion five hundred million pesos 00/100 Mexican Currency)

NUMBER OF STOCK EXCHANGE CERTIFICATES

15,000,000 (fifteen million)

The terms written with a capital letter but not expressly defined in the foregoing Supplement shall have the meaning assigned in the prospectus.

CHARACTERISTICS OF THE OFFER

Issuer:	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.
Offer type:	Initial public and national.
Currency:	Pesos.
Type of Security:	Long term stock exchange certificates (“Stock Exchange Certificates”).
Issuance Number According to the Program:	Second.
Stock symbol:	OMA 13.
Total amount authorized by the Program:	$3,000,000,000.00 (three billion pesos 00/100 Mexican Currency) or its equivalent in Investment Units (UDIS).
Program term:	5 years.
Total amount of the offer:	$1,500,000,000.00 (one billion five hundred million pesos 00/100 Mexican Currency).
Number of Stock Exchange Certificates:	15,000,000 (fifteen million).
Face value:	$100.00 (one hundred pesos 00/100 Mexican Currency) each.
Term of effectiveness:	3,640 (three thousand six hundred and forty) days, equivalent to 20 (twenty) periods of 182 (one hundred and eighty two) days.
Placing price:	$100.00 (one hundred pesos 00/100 Mexican Currency) each.
Placing mechanism:	Traditional book construction.
Publishing date of the public offer notice:	March 21, 2013.
Construction date of the book:	March 22, 2013.
Issuance date:	March 26, 2013.
Publishing date of the notice of placement for informational purposes:	March 25, 2013.
Registration date in BMV:	March 26, 2013.
Liquidation date:	March 26, 2013.
Due date:	March 14, 2023.
Guarantee:

The Stock Exchange Certificates shall have the endorsement of a Guarantor according to the Certificate and the foregoing Supplement. The Guarantor(s) that, individually or jointly, reach the Minimum Endorsement shall approve the Stock Exchange Certificates. At any time during the term of effectiveness of the Stock Market Certificates and without the consent of the Holders or Common Representative, the Issuer shall have the right to release any Guarantor from payment obligations that arise from the Stock Market Certificates, as well as the right (but not the obligation) to substitute any Guarantor or include a new one, as long as after such release, addition or substitution takes effect and complies with the Minimum Endorsement, based on the most recent and available annual financial statements audited and consolidated by the Issuer.

Net resources obtained by the Issuer:	$1,492,844,361.65 (one billion four hundred and ninety two million eight hundred and forty four thousand three hundred and sixty one pesos 65/100 Mexican Currency).
Destination of the funds:	The resources obtained through the Issuance shall be applied by the Issuer to the concepts indicated in the section “Destination of the funds” of the foregoing Supplement.
Grade granted by Standard & Poor’s, S.A. de C.V.:	“mxAA+”, that means the following: The debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. Indicates that the issuer’s payment capacity to comply with its financial commitments and obligations is very strong with regard to other issuers in the national market. The grades comprised from “mxAA” to “mxCCC” may be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

Grade granted by Fitch Mexico, S.A. de C.V.:

“AA+(mex)”, which means: Very high creditworthiness. The national grades “AA” indicate an expectation of a low risk of default in comparison to other issuers or obligations in the same country. The risk of an inherent default only differs slightly in comparison to other high issuers or graded obligations in the country.

The grades does not constitute an investment recommendation and may be subject to updates at any time, pursuant to the methodology of the rating agencies.
Increase in the number of Stock Exchange Certificates:	The Issuer may issue and publicly offer additional Stock Exchange Certificates than those referred in the Certificate that documents the foregoing Issuance and the foregoing Supplement.
Interests and calculation procedures:

According to the calendar of payments that appear in the section “Interest Payment Date”, the Stock Exchange Certificates shall accrue a fixed annual gross interest over its face value equal to an annual gross interest rate of 6.47% (six point forty seven percent) (the “Annual Gross Interest Rate”) which shall be maintained fixed during the Issuance term, as of the issuance date and if they haven’t been paid. The ordinary interests accrued by the Stock Exchange Certificates shall be calculated at the beginning of each Interest Period (as defined below), and the calculations to determine the amount to pay shall include the natural days elapsed until the payment date. Calculations shall close to the hundredths. To determine the amount of ordinary interests payable in each Period of Interests with regard to the Stock Exchange Certificates, the Common Representative shall use the formula established in the Certificate, which is also reproduced in this Supplement.

Default Interest:

In an event of default in the payment of interests and/or the principal amount of the Stock Exchange Certificates, default interest shall accrue over the unpaid principal of the Stock Exchange Certificates to an Annual Gross Interest Rate applicable to the Issuance, plus 2 (two) percentage points. The default interest caused are payable upon demand in the offices of the Common Representative (whose address is shown in the section “Payment Place and Form of the Principal Amount and Interest” of the foregoing Supplement) as of the immediate Business Day after the payment is due and until the full amount due is paid, based on a year containing 360 (three hundred and sixty) days and the days currently in default.

Interest payment frequency:

Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days in accordance with the calendar of payments of interests described in the Certificate and reproduced in the foregoing Supplement, during the Issuance term and upon delivery of a receipt issued by Indeval

Payment of Principal:	The principal amount of the Stock Exchange Certificates shall be paid in one payment in the Due Date, which is in March 14, 2023, upon delivery of the Certificate or receipt issued by Indeval.
Interest Payment Date:

Interests from the Stock Exchange Certificates shall be paid according to the calendar of payments inserted in the Certificate and in the foregoing Supplement. If any payment has to be made in a non-business day according to the calendar, payment shall be made the next Business Day. The first payment of interest shall be made precisely in September 24, 2013.

Payment Place and form of the principal amount and interests:

The principal amount and interest accrued regarding the Stock Exchange Certificates shall be paid on its due date and in each Interest Payment Date respectively, with a wire transfer through Indeval located in Reforma No. 255, Col. Cuauhtemoc, Del. Cuauhtemoc, Mexico, D.F., 06500, upon delivery of the Certificate or receipt that for such purposes is issued by Indeval. Payment of default interests shall be made in the Common Representative’s office located in Paseo de la Reforma No. 284, Col. Juarez, Mexico, D.F., 06600.

Total payment in advance:

The Issuer shall have the right to pay the full (but not in part) amount in advance of the Stock Exchange Certificates in any date before the Due Date (such date, the “Payment in Advance Date”) to an amount equal to the Payment in Advance Price (as defined below), plus accrued and unpaid interest of the principal of the Stock Exchange Certificates until the Payment in Advance Date. The Payment in Advance Price shall never be less to 100% (one hundred percent) of the principal amount due of the Stock Exchange Certificates to the Payment in Advance Date, and shall be calculated according to the Certificate and the foregoing Supplement.

Early termination:	The causes of an Early Termination of the Stock Exchange Certificates are described in detail in the section “Issuer Obligations” of the Certificate and in the foregoing Supplement.
Trustee:	Indeval.
Potential buyers:

Individuals and legal entities when their investment regime is expressly provided. Potential buyers shall consider carefully all information contained in the Prospectus and in the foregoing Supplement.

Tax Regime:

The foregoing section contains a brief description of certain applicable taxes in Mexico regarding the acquisition, property and management of debt instruments, such as Stock Exchange Certificates of resident and non-resident investors in Mexico for tax purposes, but is not an exhaustive description of all tax considerations that may be relevant to a decision of purchasing or manage Stock Exchange Certificates. The current tax regime may be modified throughout the life of the Stock Exchange Certificates. It is recommended for investors to ask for advice independently from tax advisors regarding the legal provisions applicable to an acquisition, property and management of debt instruments, like the Stock Exchange Certificates before investing. The retained rate applicable to paid interests is subject to:

(i) individuals and legal entities residents in Mexico for tax purposes, to Articles 58, 160 and other applicable of the valid Income Tax Law, and (ii) individuals and legal entities residents abroad for tax purposes, to Article 195 and other applicable of the valid Income Tax Law and will depend on the effective beneficiary of the interests.

Obligation to give, act and prohibitions of the Issuer:	Those indicated in the section “Issuer and Guarantor Obligations” of the Certificate and the foregoing Supplement.
Common Representative:	Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero.

Placement Brokers

Potential buyers shall consider that two of the loans to be paid with resources of the Issuance, were granted by related institutions or that are part of the same consortium as of the Placement Brokers, while other payment obligations incurred by the Issuer in the ordinary course of its business, may have as a creditor an institution that is part of the same financial group of the Common Representative by what could be considered that such entities have a particular interest in the operation. In spite of the above, both, each of the Placement Brokers and the Common Representative, have internal control mechanisms designed to prevent and avoid the non-alignment of their interests.

The Stock Exchange Certificates are part of the program authorized by the CNBV, are registered under number 3056-4.15-2011-001-02 of the RNV, and are suitable to be listed in the corresponding list of the BMV.

Registration in the RNV does not imply certification of the value, the solvency of the Issuer or the accuracy or veracity of the information contained in the Prospectus, the foregoing Supplement, the Public Offer Notice, nor validates acts that were performed in breach of the applicable laws.

The Program Placement Prospectus and the foregoing Supplement can be found on the Internet in the website of the CNBV (www.cnbv.gob.mx) and BMV (www.bmv.com.mx), or in the Issuer’s website (www.oma.aero); in the understanding that the latter does not forms part of the Prospectus or the foregoing Supplement, nor has been validated by the CNBV. The Prospectus and the foregoing Supplement are available with the Placement Brokers.

Mexico, D.F., March 26, 2013.	CNBV publication authorization 153/6380/2013, March 20, 2013.

INDEX

I. DEFINITIONS	6
II. THE OFFER	10

1. Characteristics of the Offer	10
1.1 Issuer	10
1.2 Name	10
1.3 Type of security	10
1.4 Issuance number according to the Program	10
1.5 Stock Symbol	10
1.6 Total amount authorized by the Program	10
1.7 Program Term	10
1.8 Total amount of the offer	10
1.9 Number of Stock Exchange Certificates	10
1.10 Face value of the Stock Exchange Certificates	10
1.11 Term of effectiveness	10
1.12 Placing price	10
1.13 Placing mechanism	10
1.14 Publishing date of the public offer notice	10
1.15 Construction date of the book	10
1.16 Issuance date	10
1.17 Publishing date of the placement notice for informational purposes	11
1.18 Registration date in BMV	11
1.19 Liquidation date	11
1.20 Due date	11
1.21 Guarantee	11
1.22 Net resources obtained by the Issuer	11
1.23 Grade granted by Standard & Poor’s, S.A. de C.V.	11
1.24 Grade granted by Fitch Mexico, S.A. de C.V.	11
1.25 Increase in the number of Stock Exchange Certificates	11
1.26 Interest and calculation procedures	12
1.27 Gross Annual Interest Rate	13
1.28 Default interest	13
1.29 Interest payment frequency	13
1.30 Payment of principal	13
1.31 Interest payment date	13
1.32 Place and for of payment of the Principal and Interests	13
1.33 Total payment in advance	14
1.34 Trustee	14
1.35 Potential buyers	15
1.36 Tax regime	15
1.37 Common Representative	15
1.38 Placement Brokers	15
1.39 Authorization of the CNBV	15
1.40 Obligations of the Issuer and Guarantors	15
Obligation to give	15
Obligation to act	15
Prohibitions	17
Causes of Early Termination	18
2 Risk Factors	20
3 Destination of the Funds	21
4 Distribution Plan	22
5 Expenses related to the Offer	24
6 Capital structure before and after the Offer	25
7 Guarantors	26
8 Common Representative	27
9 Shareholders Meeting	28
10 Persons with relevant participation in the Offer	30
11 Recent events	31
Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	31

III FINANCIAL INFORMATION	32

1 Selected financial information	32

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	32
2 Financial information by a line of business, geographic zone and export sales	32
Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	32
3 Relevant credit report	32
Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	32
4 Commentary and analysis from management about the results of the operations and financial situation of the Issuer (result of operations, financial situation, liquidity, capital resources, and internal control)	32
Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	32
5 Estimates, provisions or critical accounting reserves	32
Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.	32

IV PERSONS RESPONSIBLE	33

V ANNEXES	38

Annex	1. Certificate	38
Annex	2. Granted grade by Standard & Poor’s, S.A. de C.V.	39
Annex	3. Granted grade by Fitch Mexico, S.A. de C.V.	40
Annex 4.	Legal Opinion	41
Annex 5.	Financial Statements	41

The financial statements of the Issuer are incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013 respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

The foregoing Supplement and its annexes are an integral part of the Program Prospectus authorized by the Mexican National Banking and Securities Commission, therefore should be jointly reviewed.

The Annexes of the foregoing Supplement are an integral part of the same.

The terms written with a capital letter but not expressly defined in the foregoing Supplement shall have the meaning assigned in the prospectus and in the Certificate.

No intermediary with legal representation to celebrate operations with the public or any other person has been authorized to provide information or to make any statement that is not contained in this Supplement. As a result of the foregoing, any information or statement not contained in the Prospectus shall be considered as unauthorized by Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC, and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.

I DEFINITIONS

“Total Consolidated Assets” means that at any date, the total consolidated assets of the Issuer and determined Subsidiaries of such date and based on the most recent and available consolidated balance of the Issuer.

“Important Assets” means the assets owned by the Issuer and/or Subsidiaries as of to this day, whose fair market value exceeds 5% (five percent) of the Total Consolidated Assets’ value based on the most recent and available consolidated balance of the Issuer.

“Affiliate” means, with regard to a determined person, any person that, directly or indirectly, Controls or is Controlled, or is under the common Control of such determined person.

“Government Authorization” means the Concessions and any other authorization, approval, right, franchise, license, permit, certification, exemption, presentation, report or record granted by or before any government authority and necessary to perform the activities, the company’s purpose, operation and conduction of the business of the Issuer and Subsidiaries.

“Minimum Endorsement” means that on the last day of each fiscal year, the EBITDA of Guarantors added to the Issuer’s as itself, represents at least 80% (eighty percent) of the Consolidated EBITDA for such fiscal year. For clarification purposes, the previous calculation shall be made considering the consolidated subsidiaries of each Guarantor, if applicable, and based on the most recent and available consolidated audited annual financial statements of the Issuer.

“Guarantor” means any of the Subsidiaries of the Issuer, Aeropuerto de Acapulco, S.A. de C.V.; Aeropuerto de Ciudad Juarez, S.A. de C.V.; Aeropuerto de Culiacan, S.A. de C.V.; Aeropuerto de Chihuahua, S.A. de C.V.; Aeropuerto de Monterrey, S.A. de C.V.; Aeropuerto de Mazatlan, S.A. de C.V.; Aeropuerto de Tampico, S.A. de C.V.; Aeropuerto de Torreon, S.A. de C.V.; and/or Aeropuerto de Zihuatanejo, S.A. de C.V., that are incorporated and named as such in the Certificate; which shall guarantee payment of the principal and interests of the Stock Exchange Certificates in the terms described in the Certificate and in the foregoing Supplement.

“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V.

“Change of Control” means that (i) Empresas ICA, S.A.B. de C.V. (“ICA”) and Aeroports de Paris, S.A. (“ADP”), individually or jointly, directly or indirectly, and for any reason different to the conversion of the full amount of Series “BB” shares into “B” shares of the Issuer, stop having the right to determine the sense of the vote of the Series “BB” shares issued by the Issuer that represent at least 7.65% of the Capital Stock of the Issuer, or (ii) if for any reason different to the conversion of the full amount of Series “BB” shares into “B” shares of the Issuer, directly or indirectly, ICA stop having the veto and special rights conferred by the Bylaws of the Issuer valid at the time and of the Series “BB” shares, or (iii)in the event that the full amount of the Series “BB” shares were converted into Series “B” shares of the Issuer, ICA and ADP, individually or jointly, and directly or indirectly, stop having the right to determine the sense of the vote of the Series “B” shares issued by the Issuer that represent at least 50% (fifty percent) plus one share of the Capital Stock of the Issuer.

“Capital Stock” means shares, partnership interest or similar instruments (regardless of its name) representative of the capital stock of the company, as well as any other interest in a person (different from the company) and all and any optional warrants, rights or purchase options regarding the above.

“Causes of Early Termination” has the meaning set forth in the section “Causes of Early Termination” of the foregoing Supplement.

“Certificates” or “Stock Exchange Certificates” means the 15,000,000 (fifteen million) stock exchange bearer certificates covered in the Certificate.

“CNBV” means the Mexican National Banking and Securities Commission.

“Concessions” means the concessions granted by the Department of Communications and Transports to the Issuer’s subsidiaries in June 29, 1998 and its amendment in September 12, 2000 to manage, operate and use the Airports of Acapulco, Ciudad Juarez, Culiacan, Chihuahua, Durango, Mazatlan, Monterrey, Reynosa, San Luis Potosi, Tampico, Torreon, Zacatecas, and Zihuatanejo, during a term of 50 years as of November 1, 1998.

“Services Contract” means the management services contract celebrated in June 14, 2000 by Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Ciudad Juarez, S.A. de C.V., Aeropuerto de Culiacan, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlan, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosi, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreon, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V.

“Multi-year Services Contract” means the services contract to maintain the airplane tracks celebrated between the Issuer and Empresas ICA, S.A.B de C.V., on September 10, 2007.

“Control” means the capacity of a person or group of persons, to perform any of the following acts: (a) Impose, directly or indirectly, decisions in general shareholders meetings, in partners and other equivalent organs’ meetings, or to appoint or remove the majority of the board members, managers or their equivalent, of a legal entity; (b) maintain ownership of rights that allow, directly or indirectly, a voting exercise of more than fifty percent of the capital stock of a legal entity; or (c) manage, directly or indirectly, the administration, strategy or main policies of a legal entity, wether through the ownership of securities, by a contract or any other form.

“Debt” means, with respect to any and each person, (i) all obligations of such person as a consequence of borrowing money; (ii) all obligations documented from such person in bonds, stock exchange certificates, obligations, promissory notes, or similar instruments; (iii) all obligations of such person to pay periodically the purchase price of goods and services (different from accounts payable through the normal course of business); (iv) all of the third parties’ guaranteed debt by an encumbrance incorporated over its assets owned, regardless if such third party assumed that Debt (for purposes of this subsection, in this case, the amount of Debt shall be equal to what results less from (x) the outstanding amount of such guaranteed Debt, and (y) the fair market price of the assets subject to a Encumbrance according to such person in good faith); (v) the guarantees granted by such person with regard to the third party’s Debt (for purposes of this subsection, the amount of Debt in this case, shall be equal to what results less from (x) the outstanding balance of such guaranteed Debt, and (y) the maximum amount of such guarantees, if applicable); (vi) Financial Lease obligations of such person; (vii) Obligations of such person in operations in which agrees to alienate assets, properties or goods, and lease such asset, or property pretended to be used for the same purposes to which it has been alienated; (viii) direct net obligations or contingent of such person as a consequence of any Obligation of Derivative Operations; and (ix) obligations, whether contingent or not, of such person to reimburse any other person paid amounts according to the letters of credit, credit guarantees and bank acceptances.

“Important Debt” means the Issuer’s or any of the Guarantor’s Debt (different from the Stock Exchange Certificates’ obligations) whose principal amount is greater than USD$10,000,000.00 (or its equivalent in any other currency).

“Business Day” means any day that is not Saturday or Sunday, or holiday required by law, in which the full-service Banking Institutions maintain their offices open to the public for operations according to the calendar published periodically by the CNBV.

“Provisions” means the general provisions applicable to securities issuers and other participants in the stock market, issued by the CNBV and published in the Federal Official Gazette on March 19, 2003, which have been modified from time to time.

“Issuance” means the issuance of Stock Exchange Certificates covered in the Certificate, which correspond to the stock symbol “OMA 13”.

“Issuer” means Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a company whose purpose is to: (i) acquire shares, interests or partnerships in private or public companies, whether as founder or through acquisition of shares or partnerships in already organized companies, dedicated to management, operations, including the rendering of airport services, complementary and commercial services, construction and/or management of civil aerodromes, in the terms of the Airport Law and its regulations, as well as to participate in the Capital Stock of companies that provide all type of services, and to exercise its voting shares when required, always in the same sense according to the bylaws, or according to instructions of the board of directors, shareholders of the company or any other person authorized in terms of the bylaws; to sell, transfer or use any of the shares or partnerships, or other securities permitted by law; (ii) receive from other Mexican or foreign entities, companies or individuals, and render services that may be required to perform its purpose as a company, including but not limited to, consulting services in the areas of management, industrial, accounting, marketing or financial regarding management, operation, construction and/or management of airports, to companies in which it holds an interest or partnership, or to other entities, companies or individuals; (iii) request and obtain under any capacity or through subsidiaries, concessions and permits to carry out the management, operation, construction and/or use of airports, as well as to provide any type of service necessary to use such airports and perform any other activity that supports and is related to such purpose, including but not limited to, any type of warehousing activity, and any other activity that complements the provided services and that directly benefits itself, as well as to provide guarantees over the concessions and permits. In the same manner, in terms established in the corresponding regulations and in the certificate of the concessions, the company may receive by itself or through a subsidiary, the revenues for the use of the civil aerodrome infrastructure, by the celebration of contracts, for services provided directly, as well as for commercial activities performed. Furthermore, the company may provide custody, handling and warehousing services of merchandise in Bonded warehouses in the several methods provided by the law, prior obtaining the necessary concessions or authorizations, likewise, the company may operate, coordinate, manage, supervise and/or carry out the rendering services of loading, unloading and handling of merchandise according to the subject law; (iv) obtain, acquire, manage, license or use all type of patents, invention certificates, registered trademarks, commercial names, copyrights or any other rights related, whether in the United Mexican States or abroad; (v) obtain all type of loans or credits, with or without a specific guarantee, and grant loans to legal entities or individuals that the company has an interest of more than 50% (fifty percent) of the voting Capital Stock or in companies that in any way has the control (according to the terms established in the Sixth Article of the bylaws); (vi) Grant all types of guarantees and sureties in issued negotiable instruments and obligations assumed by the companies or companies in which the company has an interest or partnership of more than 50% (fifty percent) of the voting Capital Stock or in other companies where it has the Control (according to the terms established in the Sixth Article of the bylaws); (vii) issue and subscribe all types of negotiable instruments, accept them and endorse them, including obligations with or without a real guarantee; (viii) issue unsubscribed shares of any class that make up the share capital held in the treasury stock of the Company for delivery through a corresponding subscription, as well as to enter into option contracts with third parties in whose favor the right to subscribe and pay in the shares that the Company issues for such purpose. Likewise the Company may issue unsubscribed shares under the terms and conditions set forth in Article 53 and other applicable articles of the Mexican Stock Market Law; (ix) maintain, hold, sell, transfer, dispose of, or take on loan any type of assets, real or personal property, as well as the real property rights to them, that may be necessary or advisable to carry out its purpose or for the activities that the companies or civil code regulated entities in which the Company may hold an interest or participation; (x) In general, to carry out and execute all acts, contracts, and related, incidental or accessory transactions necessary or convenient to carry out the foregoing purposes.

“Officer Responsible” means the Chief Executive Officer, Director for Operations, Administration and Finance Director, or any other officer with similar hierarchy as the Issuer and that has general powers for administration acts to act in name and representation of the Issuer.

“Encumbrance” means with regard to any asset, any mortgage, pledge, usufruct, deposit, burden, preference or any other real guarantee of any kind or nature, including all purchase agreements conditioned or reserved with ownership.

“Permitted Encumbrances” means:

(i) Encumbrances as a consequence of any tax or labor obligation, or created by law, as long as claimed in good faith and made with reserves or any other necessary provision according to the Mexican Financial Reporting Standards (“NIF”) or the International Financial Reporting Standards (“IFRS”), if applicable;

(ii) Deposits to guarantee compliance in tenders, business contracts, leases, bonds, and other obligations of similar nature, in each case,                                        held in the normal course of business;

(iii) Encumbrances created as a consequence of an legal easement over the Issuer or Subsidiaries’ assets;

(iv) Encumbrances created prior the issuance date of the Stock Exchange Certificates;

(v) Encumbrances on asset that exist before the Issuer or any of it subsidiaries acquire or encumbrances on assets existing before a person converts to a Subsidiary of the Issuer, as long as (a) such Encumbrances were not created exclusively for the acquisition or to convert such person in a Subsidiary of the Issuer, (b) such encumbrances do not extend to other assets of the Issuer or any of its Subsidiaries, and (c) such Encumbrances only guarantee those obligations guaranteed on the acquisition date or, if applicable, on the date that such person converts into a Subsidiary of the Issuer, if applicable, as well as the extensions, renovations or substitution of such obligations that do not imply an increase in the principal amount of the same; and

(vi) Other than the above encumbrances, as long as the unpaid principal of the debt and other obligations guaranteed with Permitted Encumbrances according to subsection (vi) does not exceed at any time 5% (five percent) of the Total Consolidated Assets.

“Indeval” means S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V.

“Environmental Laws” means all laws, regulations, norms, codes, circulars, orders, decrees, permits, licenses and issued resolutions by governmental authorities according to the applicable laws and valid as of the foregoing document, and that relate to: (i) pollution (including historical pollution), remedies or Environmental Protection, (ii) the adequate use of natural resources, such as water, including but not limited to, the National Water Law, its regulations, the Federal Tax Act and the Official Mexican Standards, or (iii) storage, creation, treatment or disposal of Hazardous Substances, including but not limited to, the General Law to Prevent and Integral Management of Waste, and other regulations with regard to hazardous residues, as well as other laws, regulations and Mexican rules, whether federal, state or local referring to environmental matters and obligations.

“Majority of Stock Exchange Certificates” has the meaning set forth in the section “Common Representative” of the foregoing document.

“Environment” means the air, superficial waters, underground waters, all earth, all living organisms, sediments, soil, ground stratum, natural resources, and the environment or the living environment, as defined in the Environmental Laws.

“Mexico” means the United Mexican States.

“NIF” means the Financial Reporting Standards applicable in Mexico.

“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board.

“Financial Lease Obligations” means with regard to any person, the obligations of such person to pay rent or other amounts according to a lease (or any other agreement that grants using rights) of goods or property, or a combination of both, and whose obligations shall be classified and agreed as Financial Lease Obligations in the balance sheet of such person according the NIF or IFRS, and the amount of such obligations shall be at any time the amount capitalized when determined according to NIF or IFRS.

“Obligations of Derivative Operations” means with regard to any person, the obligations of any interest rate exchange contract or exchange rate contract, futures contracts, price protection contracts, or any other coverage agreement, exchange, option, limit or similar, with respect to prices, interest rates, indexes or currencies, or a combination of both.

“Interest Period” has the meaning set forth in the section “Interest Payment Frequency” of the foregoing Supplement.

“Common Representative” means Monex, Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, institution that serves as common representative of the Holders.

“SIPO System” means the system of sending and processing of purchase quotes and/or simultaneous sales, and obtaining firm positions offered by the company SIF ICAP, which shall be hired and used to place the Stock Exchange Certificates.

“Subsidiary” means any company or entity of any nature in which the Issuer has, directly or indirectly, (i) ownership of the 50% (fifty percent) or more of the share capital, shares or partnership shares, or 50% (fifty percent) of the voting rights, or (ii) controls management by any other means.

“Hazardous Substances” means any substance or material listed, defined or by any other way referred to as dangerous; or any contaminant or residue regulated by the Environmental Laws.

“Holder” means the holders of the Stock Exchange Certificates in the market.

“Certificate” means the title or document of the Stock Exchange Certificate.

“EBITDA” means the earnings before interests, taxes, depreciation and amortization.

“Consolidated EBITDA” means the Consolidated Operating Profit (calculated before interests, taxes, extraordinary expenses, and employee’s dividends), plus depreciation and amortization (to the extent that have been deducted when determining the profit from operations) calculated according to the IFRS; in the understanding that, to determine the Consolidated EBITDA regarding any period (the “Reference Period”), shall be given effect on a pro forma basis to any adjustment case(s) occurred as of the beginning of the Reference Period and as if such adjustment case(s) existed (and in the event of any expense, resources were applied) in the first day of the Reference Period. Acquisitions or expenses made in effect on a pro forma basis by a company, division or line of business; such pro forma shall be based on the last 4 (four) complete quarters for which there are financial information available.

“Consolidated Operating Profit” means the consolidated profit (or loss) of the operations of the Issuer and Guarantors on a consolidated basis, determined according to IFRS; in the understanding that for its determination, profit (or loss) of any person shall be excluded before the date in which such Guarantor (i) converts into a Subsidiary of the Issuer, (ii) merges with the Issuer or any of its Subsidiaries, or (iii) the Issuer or any of its Subsidiaries purchase its assets.

II THE OFFER

1 Characteristics of the Offer.

1.1                                Issuer.

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

1.2                                Currency.

Pesos.

1.3                                Type of Security.

Stock Exchange Certificate.

1.4                                Issuance number according to the Program.

Second.

1.5                                Stock Symbol.

OMA 13.

1.6                                Total amount authorized by the Program.

$3,000,000,000.00 (three billion pesos 00/100 Mexican Currency) or its equivalent in Investment Units (UDIs).

1.7                                Program Term.

5 (five) years.

1.8                                Total amount of the offer.

$1,500,000,000.00 (one billion five hundred million pesos 00/100 Mexican Currency).

1.9                                Number of Stock Exchange Certificates.

15,000,000 (fifteen million).

1.10                          Face value of the Stock Exchange Certificates.

$100.00 (one hundred pesos 00/100 Mexican Currency).

1.11                          Term of Effectiveness.

3,640 (three thousand six hundred and forty) days, equivalent to 20 (twenty) periods of 182 (one hundred and eighty two) days.

1.12                          Placing Price.

$100.00 (one hundred pesos 00/100 Mexican Currency).

1.13                          Placing mechanisms.

Traditional Book Construction.

1.14                          Publishing date of the public offer notice.

March 21, 2013.

1.15                          Construction date of the book.

March 22, 2013.

1.16                          Issuance date.

March 26, 2013 (the “Issuance Date”).

1.17                          Publishing date of the notice of placement for informational purposes.

March 25, 2013.

1.18                          Registration date in BMV.

March 26, 2013.

1.19                          Liquidation date.

March 26, 2013.

1.20                          Due date.

March 14, 2023 (the “Due Date”).

1.21                          Guarantee.

The Stock Exchange Certificates shall have the endorsement of the Guarantor(s) according to the Certificate and the foregoing Supplement. The Guarantor(s) that, individually or jointly, reach the Minimum Endorsement shall approve the Stock Exchange Certificates. At any time during the term of effectiveness of the Stock Market Certificates and without the consent of the Holder or the Common Representative, the Issuer shall have the right to release any Guarantor from payment obligations that arise from the Stock Market Certificates, as well as the right (but not the obligation) to substitute any Guarantor or include a new one, as long as after such release, addition or substitution takes effect and complies with the Minimum Endorsement.

The Issuer, (i) within 5 (five) Business Days following the date in which any of the changes established in the previous paragraph occur, shall publish a notice through EMISNET or any other means that replaces it, describing changes of Guarantors according to the foregoing Supplement and the Certificate, and confirm that the Minimum Endorsement will exist once the release, addition or substitution takes effect - which shall be the signing of the new Certificate that reflects such release, addition or substitution of the Guarantors - and shall obtain a legal opinion from an independent attorney (accredited by the letter referred into Article 87 of the Provisions) that refers to the validity and enforceability of the Stock Exchange Certificates against people constituting as Guarantors after such release, addition or substitution, as well as of the powers of who subscribe the new certificate on its behalf (whose legal opinion shall be delivered to the CNBV as part of the update registration process of the Stock Exchange Certificate in the National Registry of Securities), and (ii) Once such notice is published, an exchange of the certificate must be performed depositing the new certificate in Indeval as soon as possible and against receiving the Certificate previously deposited at that time; and the new certificate shall reflect precisely the companies that will act as Guarantors of the Stock Exchange Certificates as of that moment.

No modification of the Guarantors shall constitute novation of the obligations contained in the Certificate.

In order to clarify the above, in order to modify the definition of the Minimum Endorsement, the consent of the Holders gathered in a shareholders meeting shall suffice.

1.22                          Net resources obtained by the Issuer

$1,492,844,361.65 (one billion four hundred ninety two million eight hundred forty four thousand three hundred and sixty one pesos 65/100 Mexican Currency). For more details please see the section “Expenses Related to the Offer” of the foregoing Supplement.

1.23                          Grade granted by Standard & Poor’s, S.A. de C.V.

“mxAA+”, that means the following: The debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. Indicates that the issuer payment capacity to comply with its financial commitments and obligations is very strong with regard to other issuers in the national market. The grades comprised from “mxAA” to “mxCCC” may be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

1.24                          Grade granted by Fitch Mexico, S.A. de C.V.

“AA+(mex)”, that means: Very high creditworthiness. The national grades “AA” indicate an expectation of a low risk of default in comparison to other issuers or obligations in the same country. The risk of an inherent default only differs slightly in comparison to other high issuers or graded obligations in the country.

The grades does not constitute an investment recommendation and may be subject to updates at any time, pursuant to the methodology of the rating agencies.

1.25                          Increase in the number of Stock Exchange Certificates

The Issuer shall have the right to issue and offer publicly additional Stock Exchange Certificates (“Additional Stock Exchange Certificates”) other than those referred to in the Stock Exchange Certificates of this Supplement (“Original Stock Exchange Certificates”). The Additional Stock Exchange Certificates (a) are considered to be part of the Issuance of the Original Stock Exchange Certificates (therefore, among other things, shall have the same stock symbol as the Original Stock Exchange Certificates), and (b) shall have the same terms and conditions as of the Original Stock Exchange Certificates (including and not limited to the due date, interest rate and face value of each Stock Exchange Certificate). The Additional Stock Exchange Certificates shall accrue interests as of the date of the current interest period of the Original Stock Exchange Certificates.

By virtue of the acquisition of Original Stock Exchange Certificates, means that Holders have consented to the Issuer to issue Additional Stock Exchange Certificates, therefore, the issue and public offer of the Additional Stock Exchange Certificates, shall not require the authorization of the Holders of the Stock Exchange Certificates. The issuance of the Additional Stock Exchange Certificates shall be subject to the following:

(i)             The Issuer may issue and offer publicly Additional Stock Exchange Certificates, as long as (a) the grade of the Additional Stock Exchange Certificates are not lower than the grades granted to the Original Stock Exchange Certificates and that the latter does not decrease (wether as a result of an increase in the number of Stock Exchange Certificates in circulation or by any other cause), and (b) the Issuer is up to date with the compliance of its obligations according to the Original Stock Exchange Certificates.

(ii)          The maximum amount of Additional Stock Exchange Certificates that the Issuer may issue and offer publicly, plus the the amount of issues in circulation according to the Program (including the issuance of the Original Stock Exchange Certificates), shall not exceed the Total Amount Authorized by the Program.

(iii)       On the issuance date of the Additional Stock Exchange Certificates, the Issuer shall exchange the certificates that represent the Original Stock Exchange Certificates (deposited in Indeval) by a new certificate that covers the Original Stock Exchange Certificates, plus the Additional Stock Exchange Certificates, and deposit such certificate in Indeval. Such certificate shall contain only the modifications necessary to reflect the issuance of the Additional Stock Exchange Certificates, in other words, (a) the total amount of the issuance (represented by the sum of the amount issued regarding the Original Stock Exchange Certificates, plus the amount issued according to the Additional Stock Exchange Certificates), (b) the total amount of Stock Exchange Certificates covered by the certificate (that shall be equal to the number of the Original Stock Exchange Certificates, plus the number of the Additional Stock Exchange Certificates), (c) the issuance date of the Original Stock Exchange Certificates and the issuance date of the Additional Stock Exchange Certificates, and (d) the term of effectiveness of the Original Stock Exchange Certificates and the Additional Stock Exchange Certificates; the term of effectiveness of the Additional Stock Exchange Certificates shall be the term that exists between the issuance date of the Additional Stock Exchange Certificates and the Due Date of the Original Stock Exchange Certificates, by virtue whereof the due date of such certificate shall be the same Due Date as of the Original Stock Exchange Certificates.

(iv)       The issuance date of the Additional Stock Exchange Certificates may coincide with the date in which any of the interests periods initiate according the foregoing Supplement and Certificate; the price of the Additional Stock Exchange Certificates shall reflect the accrued interests as of the initiation date of the valid interest period, in the understanding that the Original Stock Exchange Certificates will continue to accrue interest in the valid interest period as of the Issuance date of the Additional Stock Exchange Certificates.

(v)          No issuance of Additional Stock Exchange Certificates, nor the increase in the amount of Original Stock Exchange Certificates in circulation  as a consequence of the same, shall constitute novation.

(vi)       The Issuer may perform several issued of Additional Stock Exchange Certificates, as long as does not exceed the Total Amount Authorized by the Program.

(vii)    The Additional Stock Exchange Certificates may be placed with a different price than its face value depending on the market conditions.

1.26                          Interest and calculation procedures

As of its Issuance Date (or in the date appointed to the issuance of the Additional Stock Exchange Certificates, if applicable) and as long as they haven’t been paid in full, the Stock Exchange Certificates shall accrue an annual gross interest over its face value, therefore, the Common Representative shall consider an annual gross interest rate of 6.47% (six point forty seven percent) (the “Annual Gross Interest Rate”), which shall be maintained fixed during the Issuance term.

The interest accrued by the Stock Exchange Certificates during each of the Interest Periods, and the calculations to determine the amount due, shall include the natural days elapsed until the Payment of the Interest Payment Date. Calculations shall close to the hundredths.

To determine the amount of interest payable in each Interest Period regarding the Stock Exchange Certificates, the Common Representative shall use the following formula:

I= [(TI)*PL] * VN

36000

In which:

I     =                      Interest to be paid in the corresponding Interest Payment Date.

TI   =                     Annual Gross Interest Rate (expressed as a percentage) applicable to the Issuance.

PL  =                      Number of elapsed natural days until the corresponding Interest Payment Date.

VN =                      Face Value of the Stock Exchange Certificates in circulation.

Ordinary Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days in accordance with the calendar of payments of interests described in the section “Interest Payment Date”.

The Common Representative shall announce to the CNBV, BMV and public investors, through the Electronic System for Sending and Disseminating Information (SEDI) or any other means determined by the BMV, and to Indeval in writing or through other means determined, no later than 2 (two) Business Days before the Interest Payment Date, the amount of interests to be paid, as well as the Annual Gross Interest Rate applicable to the following Interest Period, which shall be fixed during the Issuance term.

The Stock Exchange Certificates shall stop accruing interests as of the payment date assigned, as long as the Issuer performs the deposit of the amount to be paid, and if applicable, the corresponding interests in Indeval’s offices no later than 11:00 a.m., of that day.

In terms of Article 282 of the Stock Market Law, the Issuer agrees that the corresponding certificate will not carry an attached coupon, but will carry a receipt issued by Indeval, which shall serve as the attached coupons for all legal purposes.

1.27                          Annual Gross Interest Rate

6.47% (six point forty seven percent).

1.28                          Default Interest

In an event of default in the payment of interests and/or the principal amount of the Stock Exchange Certificates, default interest shall accrue over the unpaid principal of the Stock Exchange Certificates to an Annual Gross Interest Rate applicable to the Issuance, plus 2 (two) percentage points. The default interest caused are payable upon demand in the offices of the Common Representative (whose address is shown in the section “Payment Place and Form of the Principal Amount and Interest” of the foregoing Supplement) as of the immediate Business Day after the payment is due and until the full amount due is paid, based on a year containing 360 (three hundred and sixty) days and the days currently in default.

1.29                          Interest payment frequency

Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days (each an “Interest Period”), in accordance with the calendar of payments of interests described in the Certificate that documents the foregoing Issuance and that is reproduced in the foregoing Supplement in the section “Interest Payment Date”, and if it wasn’t a Business Day, the next Business Day, upon delivery of a receipt issued by Indeval.

1.30                          Payment of Principal

The principal amount of the Stock Exchange Certificates shall be paid in one payment and in the Due Date, which is in March 14, 2023, upon delivery of the Certificate or receipt issued by Indeval.

1.31                          Interest Payment Date

Interests from the Stock Exchange Certificates shall be paid according to the following calendar of payments; in the understanding that if the date in which any payment that shall be made according to the calendar (the “Interest Payment Date”) is not a business day, the payment of interest shall be made the next Business Day, calculating respectively all interests accrued in the number of natural days elapsed until the date when the payment is made, and the following Interest Period will be shortened depending on the number of days the previous Interest Period was extended for this matter.

The first payment of interest shall be made precisely in September 24, 2013:

Period

Payment Date

Period

Payment Date

1.	September 24, 2013	2.	March 25, 2014
3.	September 23, 2013	4.	March 24, 2014
5.	September 22, 2013	6.	March 22, 2014
7.	September 20, 2013	8.	March 21, 2014
9.	September 19, 2013	10.	March 20, 2014
11.	September 18, 2013	12.	March 19, 2014
13.	September 17, 2013	14.	March 17, 2014
15.	September 15, 2013	16.	March 16, 2014
17.	September 14, 2013	18.	March 15, 2014
19.	September 13, 2013	20.	March 14, 2014

1.32                          Payment Place and Form of the Principal Amount and Interest

The principal amount and interest accrued regarding the Stock Exchange Certificates shall be paid on its due date and in each Interest Payment Date respectively, with an electronic wire transfer through Indeval located in Paseo de la Reforma No. 255, 3rd floor, Col. Cuauhtemoc, Del. Cuauhtemoc, Mexico, D.F., 06500, upon delivery of the Certificate or receipt that for such purposes is issued by Indeval.

Payment of default interests shall be made in the Common Representative’s office located in Paseo de la Reforma No. 284, Col. Juarez, Mexico, D.F., 06600.

In the event that the principal amount and/or any other payable amount in any Interest Payment Date is not paid in full, Indeval shall not be responsible to deliver the Certificate or corresponding receipts of such payment, nor shall be responsible to deliver the same until payment is fully covered.

1.33                          Total payment in advance

The Issuer shall have the right (but not the obligation) to pay the full (but not in part) amount in advance of the Stock Exchange Certificates in any date, but before the Due Date (such date, the “Payment in Advance Date”) to an amount equal to the Payment in Advance Price (as defined below), plus accrued and unpaid interest of the principal of the Stock Exchange Certificates until the Payment in Advance Date. The Payment in Advance Price shall never be less to 100% (one hundred percent) of the principal amount due of the Stock Exchange Certificates to the Payment in Advance Date.

In the event that the Issuer decides to pay in advance the Stock Exchange Certificates according to the above, the Issuer, through the Common Representative, shall notify its decision to exercise such right to the CNBV, BMV, Indeval (in writing or through means determined by the latter) and the Holders in writing or through EMISNET with at least 30 (thirty) natural days in advance to the Payment in Advance Date.

The Payment in Advance of the Stock Exchange Certificates shall be performed in the Payment in Advance Date through Indeval whose offices are located in Paseo de la Reforma No. 255, 3rd Floor, Col. Cuauhtemoc, Mexico, D.F., 06500.

In the Payment in Advance Date, the Stock Exchange Certificates shall cease accruing interest, unless the Issuer does not deposit the Payment in Advance Price, plus accrued and unpaid interests of the Stock Exchange Certificates on the Payment in Advance Date, no later than 11:00 a.m. (Mexico City time).

If the Issuer exercises the right to pay in advance the Stock Exchange Certificates, it shall pay the Holder an amount equal to the amount that results greater between (1) 100% (one hundred percent) of the unpaid principal of the Stock Exchange Certificates, or (2) the sum of the current value of each of the pending payments of the principal and interests according to the calendar of payment that appears in the section “Interest Payment Date” of the foregoing Supplement, under the Stock Exchange Certificates (excluding accrued and unpaid interests of the principal amount of the Stock Exchange Certificates to the Payment in Advance Date) discounted to the “M Bond” Rate, plus 50 (fifty) base points (i) in case of the principal amount, based on the number of days that correspond from the Due Date until the Payment in Advance Date (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days), and (ii) in the case of interests, based on the number of days that correspond between each following Interest Payment Dates and the Payment in Advance Date, respectively (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) (such amount, the “Payment in Advance Price”). In any case, besides the Payment in Advance Price, the Issuer shall have to pay the Holders an accrued and unpaid interests of the principal amount of the Stock Exchange Certificates on the Payment in Advance Date. The Issuer shall not cover any amount in addition to the Payment in Advance Price in case of exercising its right to pay in advance of the Issuance according to the foregoing section.

The Common Representative shall calculate the Payment in Advance Price and shall inform it to CNBV, BMV, Indeval (in writing or through means determined by the latter), and the Holders through EMISNET, with at least 6 (six) Business Days in advance to the Payment in Advance Date.

For purposes of the above:

“M Bond Rate” means, regarding any Payment in Advance Date, the annual rate equivalent to a six-month return performance (considering periods of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) to the maturity or interpolated maturity (based on the number of days) of the “Comparable M Bond Issuance”, assuming a price for the Comparable M Bond Issuance (expressed as a percentage of the principal) equal to the “Comparable M Bond Price”.

“Comparable M Bond Issuance” means the issuance of Federal Government Development Bonds with a Fixed Interest Rate assigned by the “Independent Bank”, with a comparable or interpolated maturity to a comparable term of the period corresponding from the Payment in Advance Date and the Due Date of the Stock Exchange Certificates, which shall be assigned based on recognized financial practices to assess new corporate debt issuances.

“Independent Bank” means any Mexican credit institution that operates Federal Government Development Bonds with a Fixed Interest Rate in the Mexican primary market and assigned by the Common Representative.

“Comparable M Bond Price” means, regarding the Payment in Advance Date”, the average of the “Independent Bank Quotes”

“Independent Bank Quotes” means, regarding an Independent Bank and the Payment in Advance Date, the average performance rate determined by the Issuer upon maturity of the Comparable M Bond quoted in writing by such Independent Bank before 2:30 p.m., Mexico City time, the 6º (sixth) Business Day prior the Payment in Advance Date and informed in writing to the Common Representative on the same day of its determination.

1.34                          Trustee

Indeval.

1.35                          Potential buyers

Individuals and legal entities when their investment regime is expressly provided. Potential buyers shall consider carefully all information contained in the Prospectus and in the foregoing Supplement.

1.36                          Tax regime

The foregoing section contains a brief description of certain applicable taxes in Mexico regarding the acquisition, property and management of debt instruments, such as Stock Exchange Certificates of resident and non-resident investors in Mexico for tax purposes, but is not an exhaustive description of all tax considerations that may be relevant to a decision of purchasing or manage Stock Exchange Certificates.

The current tax regime may be modified throughout the life of the Stock Exchange Certificates. It is recommended for investors to ask for advice independently from tax advisors regarding the legal provisions applicable to an acquisition, property and management of debt instruments, like the Stock Exchange Certificates before investing.

The retained rate applicable to paid interests is subject to: (i) individuals and legal entities residents in Mexico for tax purposes, to Articles 58, 160 and other applicable of the valid Income Tax Law, and (ii) individuals and legal entities residents abroad for tax purposes, to Article 195 and other applicable of the valid Income Tax Law and will depend on the effective beneficiary of the interests.

1.37                          Common Representative

Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero.

1.38                          Placement Brokers

HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC, and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.

1.39                          Authorization of the CNBV

Through official letter number 3056-4.15-2011-001 dated July 12, 2011, the CNBV authorized the establishment of the Program, and through the official letter number 153/6380/2013 dated March 20, 2013, the CNBV authorized the Issuance referred to in the foregoing Supplement.

The Stock Exchange Certificates referred to in this Supplement were recorded with the number 3056-4.15-2011-001-02 in the RNV and are suitable to quote in the corresponding list of the BMV.

1.40                          Obligations of the Issuer and Guarantors

Obligation to give.

In addition to the principal and interest payment obligations established in the foregoing Supplement and in the Certificate, there are no obligations to give considered for the Issuer or Guarantors.

Obligation to act.

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.               Disclosure and delivery of information. (a) Disclose information to the public investors through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the financial statements at the end of each quarter and any other information that should be disclosed to the public investors each quarter according to the Provisions, including without limitation, a document containing a report about the exposure of the Issuer to financial statements of the closing of the previous quarter.

(b)          Disclose to the public investors, through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the consolidated audited annual financial statements and any other information that should be disclosed annually to the public investors according to the Provisions.

(c)           Inform the Common Representative in writing, within 5 (five) Business Days following the date in which an Officer Responsible has knowledge of any event that constitutes or may constitute a Cause of Early Termination according to the foregoing instrument.

(d)          Provide to the CNBV, BMV, Common Representative, and public investors, financial, economic, accounting and administrative information established in the Provisions.

2.               Corporate Existence; accounting; law compliance, contractual obligations; and authorizations.

(a)           Keep their legal existence and of the Guarantors, and maintain them as a business in progress, except as permitted by number 2 of the subsection “Prohibitions”.

(b)          Maintain its accounting according to the Mexican NIFs, the IFRS or any other standards or accounting criteria that replace any of the Mexican NIFs or IFRS according to the applicable law.

(c)           Comply and maintain, and cause that Guarantors comply and maintain Governmental Authorizations, as well as all laws, regulations, mandates, norms or requirements of any governmental authority applicable (including, regarding Governmental Authorizations, the law and airport regulations, communication and transports laws and regulations, provisions issued by the Department of Communications and Transports and by the Civil Aeronautical General Department, social service, labor, pensions and economic competition, as well as Environmental Laws and Regulations), as well as all of its obligations as a consequence of any contract, covenant, security or instrument that is part of, unless the lack of compliance of the above does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

(d)          Maintain and cause that Guarantors maintain in full effect, all Governmental Authorizations necessary according to the applicable legislation to perform its activities and of Guarantors’, as well as maintain their rights, unless for those Governmental Authorizations different from the Concessions that, if not maintained valid, does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

3.               Destination of the funds. Use the resources obtained through the Issuance for the purposes prevailed in this Supplement, which shall evidence with the delivery of a certification to the Common Representative.

4.               Registration and listings. Maintain the registration of the Stock Exchange Certificates in the National Registry of Security and in the listings of the BMV.

5.               Assets and Insurances. (a) Maintain the assets necessary to perform its activities and of the Guarantors in good conditions, unless it wears and depreciates naturally with its use, as well as to make repairs, replacements and upgrades necessary for the proper functioning of such goods.

(b)          Maintain and hire, and cause Guarantors to maintain and hire, recognized insurance companies, suitable insurances that cover its assets or assets used to perform its activities in similar terms to those already contracted.

6.               Tax Obligations. The Issuer shall comply and be up to date, and cause that Guarantors comply and be up to date, in the payment of all taxes, contributions, fees, and government burdens applicable, which are determined, imposed or demanded, except for taxes, contributions, fees, and government burdens (regardless of the amount) whose constitutionality or determination is pending to resolve to be controversial with, or that are requested before the competent tax authority, as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIFs or IFRS, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the tax interests in terms established by the applicable tax laws.

7.               Labor Obligations. The Issuer shall comply and be up to date, and cause Guarantors to comply and be up to date, in the payment of its labor-nature obligations (including as an example, the fees of the Mexican Institute of Social Security, the fees for the National Fund for Workers’ Housing, as well as the contributions for the Retirement Savings Fund), or any other contribution established in the applicable laws or regulations, except for those labor obligations (regardless the amount) whose application or determination is pending to resolve to be controversial with, or that are requested before the competent authority as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIFs or IFRS, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the interests of its employees in terms established by the applicable laws.

8.               Priority of Payments (pari passu). The Issuer shall do the necessary so that its obligations from the Stock Exchange Certificates constitute direct and written obligations form the Issuer, and in the event of bankruptcy maintain the same payment priority as its other direct and written obligations, except for the preferences established by law.

9.               Mandatory Repurchase of Stock Exchange Certificates. In the event of a Change in Control, the Issuer is responsible to perform and initiate through the BMV and according to the mechanisms described in this section and in the corresponding informative brochure, a purchase public offer regarding the Stock Exchange Certificates (the “Repurchase Offer”) no later than 15 (fifteen) Business Days after such Change in Control occurs. In the terms of such Repurchase Offer, the Issuer shall offer, and the Holders shall have the right to accept, the repurchase of the Stock Exchange Certificates currently on the market (the “Purchase Option”) to a price equal to 101% of the face value of the Stock Exchange Certificates (the “Repurchase Price”), plus accrued and unpaid interests as to the Repurchase Date (as defined below).

In the event of a Change in Control and notwithstanding the obligation to perform a Repurchase Offer, the Issuer has to notify the Common Representative in writing and the public (through the BMV systems), in a period no later than 5 (five) Business Days after the existence of such event, so as to Indeval in writing or through the means determined by the latter.

The Holders may exercise the Purchase Option in the terms of the Repurchase Offer, which shall be known in the corresponding informative brochure. To exercise this right, the Holders shall have a period of at least 20 (twenty) Business Days (as of the initiation of the Repurchase Offer) to exercise the Purchase Option (the “Exercise Period”) according the mechanisms established in the Repurchase Offer.

If any Holder decides to accept the Purchase Option, the Issuer shall have the obligation to repurchase the Stock Exchange Certificates accepted in the Purchase Option, having to pay the Repurchase Price, plus accrued and unpaid interests no later than the 3rd (third) Business Day after the conclusion of the Exercise Period (the “Repurchase Date”) in the form established in the corresponding informative brochure; in the understanding that the payment of the Repurchase Price shall be for an amount equivalent to the Repurchase Price multiplied to the total number of Stock Exchange Certificates for which the Purchase Option has been exercised.

In the Repurchase Date, the Issuer shall receive in an issuance account of any of the trustees in Indeval indicating to the Holders, the Stock Exchange Certificates of the Holders that decided to accept the Purchase Option. The Holders that accept the Purchase Option, shall instruct their brokerage firm or trust fund of the transfer of its Stock Exchange Certificates to the issuance account assigned by the Issuer; instruction that the brokerage firm or trust fund shall refer to Indeval (in writing or by the means determined by the latter) to remove and cancel jointly with the Issuer, the repurchased Stock Exchange Certificates, hereinafter, the Issuer shall proceed to exchange the certificates deposited in Indeval by a new number of Certificates in circulation and any other conditions as a consequence of such change.

The Holders that decide not to exercise the Purchase Option shall keep their corresponding certificates and the payment obligations of the Issuer shall prevail until the payment in full of the principal of the Stock Exchange Certificates.

With respect to the Repurchase Option, the Issuer shall comply with any of the requirements established in the Stock Market Law and the Provisions.

The Common Representative shall deliver to Indeval the information that should receive regarding the Repurchase Offer and, if applicable, the exchange of the applicable Certificate according to the foregoing instrument.

Prohibitions.

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.               Line of business. Not modify the prevailing line of businesses, nor of the Guarantors, considered in a jointly basis.

2.               Mergers, sale of assets. (a) Not merge, split, dissolve or liquidate or allow Guarantors to merge, split, dissolve or liquidate, unless by (i) mergers that the Issuer or Guarantor, if applicable, are the merged company, (ii) mergers in which the company resulting from the merger assumes the Issuer’s obligations, (iii) mergers not implying a Change in Control, or (iv) dissolutions and liquidations of Guarantors that the Issuer deems appropriate, to streamline its corporate structure, and that do not have a direct a Cause of Early Termination.

(b)          Not sale, lease or otherwise use Important Assets (including shares of the Capital Stock of any Guarantor), or enable the guarantors to do so, unless for (i) sales in the normal course of the operations, (ii) sales of obsolete or discontinued equipment, and (iii) sales among Guarantors or between the Issuer and Guarantors.

3.               Operations with affiliates. (a) Not modify or allow Guarantors to modify the Services Rendering Agreement and/or the Multi-Year Services Contract in such a way that as a consequence of the modifications impose more expensive terms and conditions to the Issuer than those currently established in the foregoing.

(b)          Not celebrate or allow Guarantors to celebrate operations with Affiliates, unless for operations in the normal course of business, in reasonable conditions and no less favorable for the Issuer or any of the Guarantors, if applicable, than those that may be obtained in a commercial comparable operation with a person that is not an Affiliate.

4.               Restrictions in the Payment of Dividends. (a) Not allow that any of the Guarantors celebrate any contract that, directly or indirectly, impose a restriction to pay dividends or other cash payments to its shareholders; in the understanding that such obligation shall not apply to limitations or restrictions that exists in contracts or instruments celebrated before the issuance date of the Stock Exchange Certificates.

(b)          The Issuer shall refrain from paying dividends or to perform any other payment to its shareholders of any kind, in cash or in kind (i) if a Cause of an Early Termination occurs or if an event that through time may convert into a Cause of Early Termination, or (ii) as a consequence of such payment occurs a Cause of Early Termination.

5.               Encumbrances. Not constitute or allow Guarantors to constitute any Encumbrance, unless (i) when is a Permitted Encumbrance, or (ii) that simultaneously at the creation of any Encumbrance, the Issuer guarantees in the same form its obligations on the basis of the Stock Exchange Certificates.

Causes of Early Termination:

In the event that any of the following circumstances (each a “Cause of Early Termination”), the Stock Exchange Certificates shall terminate early in the terms and conditions established below:

1.               Failure in the Payment of Interest. If the Issuer stops paying interests within 3 (three) Business Days following the corresponding Interest Payment Date.

2.               False or incorrect information. If the Issuer discloses false or incorrect information of its financial, accounting or legal situation to the public, and such information is not rectified within the 15 (fifteen) Business Days following the date in which any Officer Responsible acknowledged such situation.

3.               Failure to comply obligations of the Stock Exchange Certificates. If the Issuer or any of the Guarantors fail to comply with any of its obligations described in the Certificate that documents the foregoing Issuance; in the understanding that in the event of failing to comply with the obligations described in paragraphs 1(a), 1(b) and 9 of the subsection “Obligation to Act” above, the Issuer shall be considered that is in default of such obligations if such default is not remedied within 30 (thirty) days following the date in which the Issuer received a written notice of the Common Representative specifying the corresponding defaults, and (ii) in the event of failing to comply with the obligations described in paragraphs 2(b), 2(c), 5, 6, and 7 of the subsection “Obligation to give” above, the Issuer and Guarantors, if applicable, are considered to be in default of such obligations if such default is not remedied within 30 (thirty) days following the date of its existence.

4.               Revocation or termination of concessions. If (a) the terms and conditions of the Concessions are modified in a way that limit or affect negatively and significantly the rights currently granted by the Concessions to the Issuer or Guarantor, (b) for any reason a government authority expropriates, rescue or seize the facilities and operations of an airport operated by the Issuer, as long as such expropriation, rescue or seize were declared by a competent judicial authority through a resolution that does not allow any other proceeding, or (c) any of the Concessions is revoked or terminated, and as long as such revocation or termination were declared by a competent judicial authority through a resolution that does not allow any other proceeding.

5.               Breach of other obligations. If (i) the Issuer or any of the Guarantors does not pay when due (after any grace period applicable), any amount of the principal or payable interests regarding any Important Debt, or (ii) there is an early termination of any Important Debt that obliges the Issuer or Guarantors to pay a bigger amount than US$10,000,000.00 (or its equivalent in another currency) before the due date.

6.               Bankruptcy. If the Issuer or any of the Guarantors declares bankruptcy or insolvency by a competent judicial authority through a resolution that does not allow any other proceeding, or if the Issuer or any of the Guarantors admits in writing its incapacity to pay the debts when due.

7.               Judgment. In the event of any final judicial resolution (not subject for appeal or any other legal proceeding) against the Issuer or Guarantors that, individually or jointly with another judicial resolution with such characteristics exceeds the amount of US$10,000,000.00 (or its equivalent in another currency) and such resolution is not paid or guaranteed within 30 (thirty) natural days following its date.

8.               Validity of the Stock Exchange Certificates. If the Issuer rejects, claims or contests the validity or enforceability of the Stock Exchange Certificates.

9.               Repurchase Offer by Change in Control. In case the Issuer does not initiate and perform a Repurchase Offer in a Change in Control in the form established in the section “Compulsory Repurchase of Stock Exchange Certificates” located in subsection “Obligations to Act” above.

10.         Minimum Endorsement. If for the 30º (thirtieth) Business Day after the date on which the consolidated audited annual financial statements of the Issuer are available, the Stock Exchange Certificates are not guaranteed by Guarantors that comply with the Minimum Endorsement.

In the event of any of the circumstances mentioned in the numbers 4(c), 6 or 8 above (and the applicable grace period expires, if applicable), the Stock Exchange Certificates shall automatically become due without the necessity of a default notice, submission, requirement to pay, protest or notification of any nature, judicial or extrajudicial, therefore, the unpaid principal amount, the accrued and unpaid interests, and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable.

In the event of the circumstance mentioned in section 1 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Certificate shall become due prior maturity, as long as at least 1 (one) Holder that represents at least 10% (ten percent) of the Stock Exchange Certificates in circulation, delivers a written notice to the Common Representative informing its intention to declare the Stock Exchange Certificates due prior maturity, therefore, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable, in which case, the Common Representative shall call a shareholders meeting to solve the above mentioned.

In the event of the circumstances mentioned in numbers 2, 3, 4(a), 4(b), 5, 7, 9 or 10 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Stock Exchange Certificates shall become due prior maturity, as long as the shareholders meeting solves that the Stock Exchange Certificates become due prior maturity, in which case, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable. For purposes of solving the declaration of an early maturity, the attendance and voting quorums rules of the shareholders meetings, regarding the first, second or subsequent calls, shall be those established in paragraph e) of the section “Shareholders Meetings” mentioned below.

In the event of an early maturity of the Stock Exchange Certificates according to the Certificate, the Common Representative shall notify such circumstance to the CNBV, BMV and Indeval (in writing or through the means determined by them) delivering evidence of such determination.

2                                         Risk Factors

Potential buyers shall consider that two of the loans to be paid with resources of the Issuance, were granted by related institutions or that are part of the same consortium as of the Placement Brokers, while other payment obligations incurred by the Issuer in the ordinary course of its business, may have as a creditor an institution that is part of the same financial group of the Common Representative by what could be considered that such entities have a particular interest in the operation. In spite of the above, both, each of the Placement Brokers and the Common Representative, have internal control mechanisms designed to prevent and avoid the non-alignment of their interests.

3              Destination of the Funds

The net resources obtained by the Issuer according to the Issuance of the Stock Exchange Certificates that ascend to the amount of$1,492,844,361.65 (one billion four hundred and ninety two million eight hundred and forty four thousand three hundred and sixty one pesos 65/100 Mexican Currency), shall be applied by the Issuer, in a first instance to the payment in advance of its banking short-term debt, which ascends to the amount of $755,000,000.00 (seven hundred and fifty five million pesos 00/100 Mexican Currency).

The loans to be paid are the following:

Creditor	Current Withdrawal(s)	Rate	Maturity	Use of resources

HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC	$200,000,000.00	TIIE+1%	July 27, 2013	Working capital

Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex	$250,000,000.00	Average TIIE+1%	March 25, 2013 ($100,000,000.00) April 24, 2013 ($50,000,000.00) May 24, 2013 ($100,000,000.00)	Working capital

Banco del Bajio, S.A., Institucion de Banca Multiple	$5,000,000.00	TIIE+1.5%	July 19, 2013	Working capital and extraordinary treasury necessities

Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Inverlat	$300,000,000.00	TIIE+0.9%	December 20, 2013	Working capital

The funds remaining from the payment of the loans described above, which ascend approximately to an amount of $737,844,361.65 (seven hundred and thirty seven million eight hundred and forty four thousand three hundred and sixty 65/100 Mexican Currency), shall be used to finance in part of the investment capital the Issuer performs each year. It includes investment committed to the Development Master Programs of the thirteen airports of the corporate group that belongs to the Issuer and strategic investments of new businesses for the growth in strategic areas such as aeronautics, commercial or real estate, depending on the opportunities presented in Mexico or abroad.

The difference between net resources and the Issuance amount, represents expenses and commissions paid by the Issuer regarding the Issuance of the Stock Exchange Certificates. For more information about these expenses and commissions, please consult section “Expenses Related to the Offer” of the foregoing Supplement.

4              Distribution Plan

The issuance of Stock Exchange Certificates contemplates the participation of HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, who shall act jointly as Placement Brokers and offer the Stock Exchange Certificates according to the modality performing their best effort pursuant to the corresponding placement contract. If necessary, the Placement Brokers may celebrate sub-placement contracts.

The main objective of the Placement Brokers is, regarding the placement of the Stock Exchange Certificates, to access a diverse investors’ database composed of Mexican individuals and companies, mutual insurance institutions, investment fund companies, investment fund companies specialized in retirement funds, pension funds, retirement and seniority premiums. Likewise, and depending on the market conditions, the Stock Exchange Certificates may be placed among investors, such as those considered as part of private banking and foreign investors (individuals and companies) that participate in the Mexican market, among others.

Any person that can invest in Stock Exchange Certificates according to the foregoing Supplement shall have the opportunity to participate in the placement of the stocks pursuant to the process established in this Supplement. All potential investors that participate in such process shall participate in equal conditions, in the terms and subject to the allocation criteria described later below.

To perform placements of Stock Exchange Certificates, the Placement Brokers, jointly with the Issuer, may meet one or several times with potential investors, contact them through the telephone, and in some cases, sustain independent and exclusive meetings with each of the investors.

For a placement of Stock Exchange Certificates, the Issuer shall wait, jointly with the Placement Brokers, to contact by telephone to several potential investors, and if necessary, sustain separate meetings with them and other potential investors. The telephone numbers available from the Placement Brokers are, from HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC +(55) 5721-3874, 5721-3334, 5721-6920, and 5721-3825, and from Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex +(55) 1226-3177.

The Placement Brokers may receive offers as of 9:00 for the construction of the book in the date established in the foregoing Supplement, and the book shall close once the placement brokers determines it, in the understanding that the book shall close before 23.59 of the date established for the closing of the book.

For the allocation of the Stock Exchange Certificates, there are no minimum or maximum amounts required by investors, and there is no intention to use the principle first comes, first served. The Stock Exchange Certificates shall be placed through the book construction mechanisms by assigning a flat rate. The assignment of the Stock Exchange Certificates shall be held at the discretion of the Issuer, which will consider the following criteria: diversification, seek of investors that offer a better rate, the acquisition of greater number of Stock Exchange Certificates, among others. Both Placement Brokers shall be responsible for concentrating offers. In addition, the Issuer and the Joint Placement Brokers reserve the right to declare abandonment of the offer of the Stock Exchange Certificates and the subsequent construction of the book.

There is no intention to establish a suggested rate in the public offer of the Stock Exchange Certificates.

The Placement Brokers shall take appropriate measures in order that the sale practices of the Stock Exchange Certificates occur according the applicable norms, the final policies and customer profiles, investment objectives, risk profiles, and products that their customers can invest.

The public offer notice of the foregoing issuance, shall be published one day prior the construction date of the book. One day after the construction date of the book, a notice of placement for informational purposes shall be published through the EMISNET system of the BMV, which will contain the final characteristics of the Stock Exchange Certificates. The estimated date for the construction of the book is March 22, 2013.

The registration operations of the Stock Exchange Certificates, as well as the payment in the BMV shall be performed 1 (one) Business Day after the construction date of the book. The Placement Broker responsible to perform the crossing and payment of the Stock Exchange Certificates in the BMV shall be HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC.

HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, as Placement Brokers, and its Mexican and foreign Affiliates, maintain and may maintain in the future, business relationships with the Issuer, providing several financial services periodically (to the Issuer or Subsidiaries), in exchange for services in market terms (including those that they will receive for their services as Placement Brokers by the placement of Stock Exchange Certificates). The Placement Brokers declare that two of the loans to be paid with resources of the Issuance, were granted by related institutions or that are part of the same consortium, therefore, it may be considered that they have a particular interest in the operation. In spite of the above, each of the Placement Brokers have internal control mechanisms designed to prevent and avoid the non-alignment of their interests.

Regarding its distribution, the 100% (one hundred percent) of the Stock Exchange Certificates shall be offered to the public investors.

HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC has placed 9,743,120 (nine million seven hundred and forty three thousand one hundred and twenty) certificates that represent 64.95% (sixty four point ninety five percent) of the Stock Exchange Certificates, while Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex has placed 5,256,880 (five million two hundred and fifty six thousand eight hundred and eighty) certificates that represent the other 35.05% (thirty five point zero five percent).

Approximately 2.04% (two point zero four percent) of the Stock Exchange Certificates were placed among Related Parties of Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.

Except for what is mentioned in the last paragraph, up to the knowledge of the Issuer and Placement Brokers, no Related Party (according to the term defined in section XIX, Article 2 of the Stock Market Law) with the Issuer or any of its main shareholders, directors or members of the board of directors, has acquired Stock Exchange Certificates. In addition, the Issuer and Placement Brokers, up to their knowledge, estimate that there were individuals or groups of individuals that acquired more than 5% (five percent) of the Stock Exchange Certificates.

The Placement Brokers may place Stock Exchange Certificates among Affiliates who, if applicable, may participate in the same terms as the other investors.

Except for what is mentioned in the above paragraphs, regarding the use in part of the resources of the Issuance for the payment of two loans granted by related institutions, the performance of the Placement Brokers in the foregoing Issuance of the Stock Exchange Certificates, does not represent or present conflict of interest whatsoever with respect to the placement of the shares in terms of section V of Article 138 of the Stock Market Law. In addition, non of the circumstances established in articles 36, 97 and 102 of the general provisions applicable to the stock market are realized, therefore, the Placement Brokers are fully authorized to act in their capacity for the Issuance of the Stock Exchange Certificates.

5              Expenses Related to the Offer

The Issuer obtained from the Issuance a total of $1,500,000,000.00 (one billion five hundred million pesos 00/100 Mexican Currency), amount of which deducted expenses related to the Issuance to an amount of $7,155,638.35 (seven million one hundred and fifty five thousand six hundred and thirty eight pesos 35/100 Mexican Currency), therefore, an approximate of net resources obtained by the Issuer were $1,492,844,361.65 (one billion four hundred and ninety two million eight hundred and forty four thousand three hundred and sixty one pesos 65/100 Mexican Currency).

The main expenses associated with the Issuance contemplated in the foregoing Supplement are broken down as follows (which already include the corresponding Value Added Tax, unless otherwise noted):

Concept	Amount (in Pesos)

1. Study and procedure fees in the CNBV*	$17,610.12

2. Registration in the RNV*	$525,000.00

3. Listing in the BMV	$658,128.23

4. Brokerage fee and payable placement to HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC	$2,175,000.00

5. Brokerage fee and payable placement to Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex	$2,175,000.00

6. Fees of the Legal Advisors	$500,000.00

7. Fees of the Common Representative	$127,600.00

8. Fees of Standards & Poor’s, S.A de C.V	$478,500.00

9. Fees of Fitch Mexico, S.A. de C.V.	$406,000.00

10. SIPO System	$92,800.00

Total:	$7,155,638.35

* Does not generate Value Added Tax.

6              Capital structure before and after the Offer

The following table shows the capital structure of OMA, considering the Issuance referred to in the foregoing Supplement:

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET TO DECEMBER 31, 2012

(In thousand of Mexican Pesos)*

	Before	Bond Issuance	Bond application	After
ASSETS

Cash and cash equivalent	$1,152,433	1,500,000	(550,000)	$2,102,433
Other current assets	563,946			563,946

TOTAL CURRENT ASSETS	1,716,379			2,666,379

Fixed and intangible assets	8,408,337			8,408,337

TOTAL ASSETS	10,124,716			11,074,716

LIABILITIES AND SHAREHOLDERS’ EQUITY

Bank loans	550,000		(550,000)	-
Long term outstanding liabilities	33,068			33,068
Other short term outstanding liabilities	666,403			666,403

TOTAL OUTSTANDING LIABILITIES	1,249,471			699,471

Long term bank loans	210,249			210,249
Debt Issuance	1,294,892	1,500,000		2,794,892
Other long term liabilities	954,150			954,149

TOTAL LIABILITIES	3,708,762			4,658,761

TOTAL SHAREHOLDERS’ EQUITY	6,415,954			6,415,954

TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$10,124,716			$11,074,715

*Non-audited figures.

7              Guarantors

Guarantors are subsidiaries of the Issuer up to the figures described in the section “Guarantee” of the foregoing Supplement. Each one of them is a holder of a concession of the operation, management, maintenance, and conservation of an airport in Mexico for a period of 50 (fifty) years as of its issuance date in the year 1998.

The financial information of the Guarantors, required by the Provisions, is as follows:

	Figures in Thousands of Mexican Pesos (1)

Company	Total Assets		Shareholders’ Equity		Total Revenues (2)		Income from Operations		EBITDA

	31-dic- 11	31-dic- 12	31-dic- 11	31-dic- 12	31-dic-11	31-dic-12	31-dic-11	31-dic-12	31-dic- 11	31-dic- 12

Airport of Acapulco	810,487	844,507	678,764	713,706	130,534	137,888	(789)	20,310	11,664	34,219

Airport of Ciudad Juarez	368,461	380,090	273,542	293,777	129,539	158,792	34,634	20,756	42,616	28,978

Airport of Culiacan	570,812	601,005	423,513	455,444	204,197	286,983	(8,208)	35,539	1,111	46,147

Airport of Chihuahua	516,019	564,291	406,555	437,796	166,519	192,989	8,444	26,427	16,084	35,610

Airport of Mazatlan	764,280	810,580	667,125	713,335	171,175	168,901	6,609	25,130	16,059	36,033

Airport of Monterrey	4,412,219	4,370,457	3,115,102	3,253,025	1,279,066	1,354,476	108,933	206,142	167,042	272,006

Airport of Tampico	226,735	235,147	138,041	160,006	111,055	128,241	(213)	19,068	4,160	24,240

Airport of Torreon	274,806	299,076	210,840	227,931	77,455	100,795	33,775	15,283	40,026	22,216

Airport of Zihuatanejo	536,364	534,879	425,893	446,138	170,244	122,710	26,139	16,154	35,404	28,063

GACN (Legal Entity)	5,987,824	6,371,221	3,775,430	3,709,982	1,262,702	1,336,702	638,090	651,481	638,090	651,481

(1) 2011 audited figures. 2012 non-audited figures, which include in the case of airports, corporate expenses, corporate expenses that invoices GACN, and in case of GACN as legal entity, the revenues representing such invoicing. These operations among subsidiaries are eliminated when consolidating the accounting figures.

(2) Includes construction services revenues.

As of the date of this Supplement, the EBITDA of Guarantors, plus of the Issuer as legal entity, represented more than 80% (eighty percent) of the Consolidated EBITDA of the Issuer, therefore, complies with the Minimum Endorsement.

8                               Common Representative

Monex Casa de Bolsa, S.A. se C.V., Monex Grupo Financiero as Common Representative, shall perform all acts necessary to ensure the Holder’s rights according to (i) the foregoing Supplement and the corresponding Certificate, (ii) Articles 5, 68, 69 and other applicable of the Stock Market Law regarding the common representative, when applicable, (iii) the General Law on Securities and Credit Obligations, particularly to the obligations and authorizations of the Common Representative, as well as its appointment, removal or resignation, and (iv) article 68 of the Stock Market Law.

Pursuant to the acceptance of the position, the Common Representative shall have the obligation to exercise all actions and rights corresponding to the Holders of the Stock Exchange Certificates to pay the principal and outstanding interests of the Issuer.

For all not expressly provided in the Certificate, the Common Representative shall act pursuant the instructions of the majority of the Holders, described in the section “Shareholders Meetings” (the “Majority of the Stock Exchange Certificates”).

The Common Representative shall have, among others, the following rights, obligations and authorities:

(i)                                     Subscribe the share certificates representative to the Stock Exchange Certificates, having verified that they comply with all legal provisions applicable;

(ii)                                  Right to monitor the compliance of the destination of funds product of the Issuance of the Stock Exchange Certificates, pursuant to the authorization of the CNBV, as well to monitor the compliance of the obligations to act and prohibitions;

(iii)                               Call and chair general shareholders meetings and execute its decisions;

(iv)                               Sign on behalf of the Holders and prior the approval of the general shareholders meetings, documents or contracts that need to be subscribed or celebrate with the Issuer;

(v)                                  Exercise acts necessary to ensure the Holders’ rights;

(vi)                               Calculate and publish the amount of interests to pay according to the foregoing Supplement and the Certificate;

(vii)                            Act before the Issuer as intermediary with respect to the Holders of the Stock Exchange Certificates for the payment of the lasts performance and corresponding payments;

(viii)                         Collect from administrators, managers and officers of the Issuer, all reports and data required for the exercise of its authorities, including those relating to the financial situation of the Issuer;

(ix)                               Follow-up the Issuer’s certifications, regarding its obligations to act and prohibitions;

(x)                                  Notify the Holders, BMV and CNBV with respect to any Cause of Early Termination as soon as it becomes aware of it and once the Stock Exchange Certificates matures early; in writing, through Emisnet or any other applicable system, as well, it shall notify Indeval (in writing or through the means determined by the latter);

(xi)                               React to opportunities before events that could harm the Holders, as well as to provide reports of its administration when required or when ending its position, according to the second paragraph of article 68 of the Provisions;

(xii)                            Exercise all functions, powers and duties pursuant to the Stock Market Law, General Law on Securities and Credit Obligations, and the Provisions and the sound stock market practices, and;

(xiii)                         In general, perform all acts necessary to ensure the rights of the Holders.

All and each of the acts performed by the Common Representative on behalf and in representation of the Holders, made in the terms of the Certificate of the Issuance or the applicable legislation, shall be binding and accepted by the Holders.

The Common Representative may be removed or substituted by agreement of the shareholders meeting, in the understanding that such removal shall only take effect as of the date a successor of the common representative accepts and takes its position.

The Common Representative shall conclude its functions on the date in which all Stock Exchange Certificates are fully paid (including for this purposes, accrued and unpaid interests, and other payable amounts).

The Common Representative shall never be required to pay any amount from its property to perform its authorities and duties.

9                               Shareholders Meetings

The general shareholders meetings represent the group of Holders and their decisions, taken in terms of the Certificates, the Stock Market Law, and the General Law on Securities and Credit Obligations as applicable, pursuant to article 68 of the Stock Market Law, and shall be valid with respect to all Holders, even if absent or dissident. Consequently, any act of the Issuer that, in terms of the Certificate that covers the Issuance is subject for approval from the Holders, shall be submitted to the corresponding general shareholders meeting.

The rules and provisions relative to attend a shareholders meeting are described as follow. In addition, the rules for the call, quorum and validity of the resolutions adopted in the shareholders meetings, which are described in articles 218 to 221 of the General Law on Securities and Credit Obligations, shall be applicable and pursuant to article 68 of the Stock Market Law.

a)               The general shareholders meeting shall meet whenever it is called by the Common Representative or by the request of the Holders or the Issuer as mentioned below: in the understanding that when a Cause of Early Termination occurs, the Common Representative shall be responsible for performing a shareholders meeting call within the following 15 (fifteen) days as of the date in which acknowledged the existence of any Cause of Early Termination.

b)              The Holders that, individually or jointly, represent 10% (ten percent) of the unpaid amount of the Stock Exchange Certificates in circulation, may request the Common Representative to call a general shareholders meeting specifying the points of the agenda of such meeting, as well as the time and place in which it should be held. The Issuer shall have the same right. The Common Representative shall perform a call so that the shareholders meeting takes place within 15 (fifteen) days following the date after receiving such request. If the Common Representative does not performs the call within the described term, a first instance judge of the Issuer’s address and upon request of the Holders or the Issuer, if applicable, shall perform the call.

c)               Calls for the shareholders meetings shall be published at least one time in a national newspaper 10 (ten) days prior the celebration of the meeting, and shall include the points of the agenda.

d)              In order to discuss different matters than those established in section (e) mentioned below and to obtain a legally convened shareholders meeting on the first call, at least half of the Stock Exchange Certificates in circulation plus one, shall be represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

If the shareholders meeting gathers by means of a second or subsequent call to discuss matters different than those established in section (e) below, the meeting shall be legally convened with any number of Stock Exchange Certificates present; and its decisions shall be valid when approved by the majority of votes of the Holders present.

e)               In the following circumstances and in order to obtain a legally convened shareholders meeting, at least 75% (seventy five percent) of the Stock Exchange Certificates in circulation shall be present, whether jointly or individually; and its decisions shall be valid when approved by the majority of votes of the Holders present:

1.               When discussing about the removal of the Common Representative and/or appoint a new one.

2.               When discussing about consenting or authorizing that the Issuer or subsidiaries stop complying with their significant obligations pursuant to the Stock Exchange Certificates.

3.               When discussing about performing any modification in the terms and conditions of the Stock Exchange Certificates, or grant renewals or extensions to the Issuer regarding payments of the principal and interests of the Stock Exchange Certificates.

4.               When discussing about declaring due of the Stock Exchange Certificates prior maturity as a result of any of the Causes of Early Termination referred to in numbers 1, 2, 3, 4(a), 4(b), 5, 7, 9 or 10 of the section “Causes of Early Termination” of the foregoing Supplement.

f)                If the shareholders meeting gathers on a second or subsequent call to discuss any of the matters mentioned in section e) above, at least half of the Stock Exchange Certificates in circulation plus one, are represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

g)               To attend a shareholders meeting, the Holders shall deposit the receipts issued by Indeval and the listing that for such purpose is issued by the corresponding credit institution or brokerage firm that will serve as a component of the Stock Exchange Certificates owned, if applicable, and shall be deposited in the place appointed by the call with at least one Business Day prior the date in which the shareholders meeting shall take place. The Holders may be represented in the meeting by a legal representative authorized through a proxy duly formalized or by a power of attorney signed before two witnesses.

h)              In no event the Stock Exchange Certificates acquired in the market, directly or indirectly, by the Issuer or any related party with the Issuer, shall be represented the shareholders meeting.

i)                 In every shareholder’s meeting a minute shall be made by those who acted in the capacity of president and secretary. The minute shall include the attendance list, which shall be signed by the members present and scrutineers. The minutes, other data and the documents that refer to the acts of the shareholders meetings or the Common Representative, shall be kept by the latter, and may be reviewed by the Holders. The Holders shall have the right, at their expense, to request the Common Representative to issue certified copies of such documents.

j)                 The number of Stock Exchange Certificates currently in the market shall be considered for purposes of calculating the attendance quorum of the shareholders meetings. The shareholders meeting shall be chaired by the Common Representative, and the Holders shall have the right to as many votes regarding their Stock Exchange Certificates owned, in the understanding that one Stock Exchange Certificate in circulation corresponds to one vote.

Notwithstanding the provisions of this section, resolutions taken outside a shareholders meeting by unanimous consent of votes that, jointly or individually, represent the full amount of the Stock Exchange Certificates with voting rights, shall have for all legal purposes, the same validity as if they were adopted in a shareholders meeting, as long it is confirmed in writing.

The shareholders meetings shall be held in the corporate address of the Common Representative, and if not possible, in the place described in the corresponding call.

The content of the Certificate covering the Issuance, shall not limit or affect the rights that, if applicable, the Holders have according to article 223 of the General Law on Securities and Credit Obligations.

10                         Persons with relevant participation in the Offer

Grupo Aeroportuario del Centro	Jose Luis Guerrero Cortes
Norte, S.A.B. de C.V.

HSBC Casa de Bolsa, S.A. de C.V.,	Yamur Severiano Muñoz Cortes
Grupo Financiero HSBC
Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante	Francisco de Asis Vicente Romano Smith
Del Grupo Financiero Banamex

Greenberg Traurig, S.C.	Daniel Saltzberg Koris
Juan Manuel Gonzalez Bernal
Standard & Poor’s, S.A. de C.V.	Patricia Calvo Veronica Yañez

Fitch Mexico, S.A. de C.V.	Sergio Rodriguez Garza
Alberto de los Santos Davila

The relationship with investors shall be under the responsibility of Israel Magaña Gomez in the offices of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., located in the International Airport of Monterrey, in the Cargo Area, carretera Miguel Aleman, Km. 24 s/n, Apodaca, Nuevo Leon, 66600; or by telephone (81) 8625-4300 or in the following email address: imagana@oma.aero.

None of the experts or advisors of the Issuer that participate in the preparation of this Supplement, is an owner of a significant amount of shares of the Issuer or subsidiaries or has a direct or indirect economic interest that depends on the success of the placement.

11                         Recent events

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

III FINANCIAL INFORMATION

1                               Selected financial information

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

2                               Financial information by a line of business, geographic zone and export sales

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

3                               Relevant credit report

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

4                               Commentary and analysis from management about the results of the operations and financial situation of the Issuer (result of operations, financial situation, liquidity, capital resources, and internal control)

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

5                               Estimates, provisions or critical accounting reserves

Information corresponding to this section is incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

IV PERSONS RESPONSIBLE

The undersigned declares under oath that in the scope of our respective duties, prepared the information regarding the Issuer contained in this Supplement, which to the best of our knowledge and belief, reflects reasonably its situation. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

(Signature)

Porfirio Gonzalez Alvarez
Chief Executive Officer

(Signature)

Jose Luis Guerrero Cortes
Administration and Finance Director

(Signature)

Alfredo Dominguez Sanchez
Director of Legal Affairs

The undersigned declares under oath that the companies, acting in the capacity of Guarantors of the Issuance, prepared the information regarding themselves which is contained in the foregoing Supplement, and which to the best of their knowledge and belief, reflect reasonably its economic and financial situation.

Aeropuerto de Acapulco, S.A. de C.V.

Aeropuerto de Ciudad Juarez, S.A. de C.V.

Aeropuerto de Culiacan, S.A. de C.V.

Aeropuerto de Chihuahua, S.A. de C.V.

Aeropuerto de Monterrey, S.A. de C.V.

Aeropuerto de Mazatlan, S.A. de C.V.

Aeropuerto de Tampico, S.A. de C.V.

Aeropuerto de Torreon, S.A. de C.V.

Aeropuerto de Zihuatanejo, S.A. de C.V.

(Signature)

Jose Luis Guerrero Cortes
Administration and Finance Director

The undersigned declares under oath that the company, in its capacity of a Placement Broker, performed a research, review and analysis of the Issuer’s Trust, as well as participated in the definition of the public offer terms, and to the best of its knowledge and belief, such research was broadly made and with enough depth to achieve an adequate understanding of the business. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

In the same manner, the company agrees in concentrating its efforts to achieve a better distribution of the Stock Exchange Certificates which are the subject matter of this public offer, in an effort to achieve a proper price formation in the market, and that the sense and scope of the Issuer Trustee’s responsibilities towards the public investors, competent authorities and other participants in the stock market have been informed thereto, as a company with registered securities in the RNV and BMV.

HSBC Casa de Bolsa, S.A. de C.V.

Grupo Financiero HSBC

(Signature)

Yamur Severiano Muñoz Gomez
Legal Representative

(Signature)

Augusto Vizcarra Carrillo
Legal Representative

The undersigned declares under oath that the company, in its capacity of a Placement Broker, performed a research, review and analysis of the Issuer’s Trust, as well as participated in the definition of the public offer terms, and to the best of its knowledge and belief, such research was broadly made and with enough depth to achieve an adequate understanding of the business. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

In the same manner, the company agrees in concentrating its efforts to achieve a better distribution of the Stock Exchange Certificates which are the subject matter of this public offer, in an effort to achieve a proper price formation in the market, and that the sense and scope of the Issuer Trustee’s responsibilities towards the public investors, competent authorities and other participants in the stock market have been informed thereto, as a company with registered securities in the RNV and BMV.

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa,

Integrante del Grupo Financiero Banamex

(Signature)

Jose Ramon Diaz Arnau
Legal Representative

The undersigned declares under oath that to the best of its knowledge and belief, the issuance and placement of the Stock Exchange Certificates comply with the laws and other applicable legal provisions. Additionally, declares that it has no knowledge of relevant legal information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors

Greenberg Traurig, S.C.

(Signature)

Daniel Saltzberg Koris
Partner

V ANNEXES

Annex 1.           Certificate

Legal authorization letter from the Mexican National Banking and	Registration Number in RNV of the
Securities Commission Number 153/6380/2013 dated March 20, 2013.	Second Issuance: 3056-4.15-2011-001-02

Stock symbol of the stock Exchange Certificates: OMA 13

Mexico, Federal District, March 26, 2013 STOCK EXCHANGE CERTIFICATE TO THE BEARER ISSUED BY GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. FOR A TOTAL AMOUNT OF	(SEAL “S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V. Custody and Management of Securities * March 26, 2013 * R E C E I V E D

$1,500,000,000.00

(ONE BILLION FIVE HUNDRED MILLION PESOS 00/100 MEXICAN CURRENCY)

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (the “Issuer” or “OMA”, indistinctly) agrees unconditionally to pay $1,500,000,000.00 (ONE BILLION FIVE HUNDRED MILLION PESOS 00/100 MEXICAN CURRENCY), plus the corresponding interests in terms of the foregoing certificate (the “Certificate”), for a total issuance of 15,000,000 (fifteen million) Stock Exchange Certificates to the bearer each with a face value of $100 (ONE HUNDRED PESOS 00/100 MEXICAN CURRENCY) (the “Issuance”).

The foregoing certificate is issued under the placement program of the stock exchange certificates authorized by the Mexican National Banking and Securities Commission according to the official letter number 153/31098/2011 dated July 12, 2011 by a total amount up to $3,000,000,000.00 Mexican Pesos or its equivalent in Investment Units, and a term of effectiveness of four years as of the date of such official letter (hereinafter the “Program”).

The Certificate is issued for its deposit in S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V., (“Indeval”), to justify the possession of the Stock Exchange Certificates by such institution and the performance of all activities assigned to them and that shall be exercised by the institutions for the deposit of securities according to the applicable legislation, without greater responsibility to Indeval than what is provided in the Stock Market Law (“LMV”) for such institutions.

The registration of the Stock Exchange Certificates in the National Registry of Securities does not imply a certification of its quality, solvency of the Issuer, accuracy or truthfulness of the information contained in the Prospectus or in the Supplement, nor validates acts performed in violation of the applicable laws.

1.         Definitions

The terms written with a capital letters but not expressly defined in the foregoing Supplement, shall have the following meanings or those assigned in other parts of this Certificate, which shall be equally applicable in a singular or plural connotation of such terms:

“Total Consolidated Assets” means that at any date, the total consolidated assets of the Issuer and determined Subsidiaries of such date and based on the most recent and available consolidated balance of the Issuer.

“Important Assets” means the assets owned by the Issuer and/or Subsidiaries as of to this day, whose fair market value exceeds 5% (five percent) of the Total Consolidated Assets’ value based on the most recent and available consolidated balance of the Issuer.

“Affiliate” means, with regard to a determined person, any person that, directly or indirectly, Controls or is Controlled, or is under the common Control of such determined person.

“Government Authorization” means the Concessions and any other authorization, approval, right, franchise, license, permit, certification, exemption, presentation, report or record granted by or before any government authority and necessary to perform the activities, the company’s purpose, operation and conduction of the business of the Issuer and Subsidiaries.

“Minimum Endorsement” means that on the last day of each fiscal year, the EBITDA of Guarantors added to the Issuer’s as itself, represents at least 80% (eighty percent) of the Consolidated EBITDA for such fiscal year. For clarification purposes, the previous calculation shall be made considering the consolidated subsidiaries of each Guarantor, if applicable, and based on the most recent and available consolidated audited annual financial statements of the Issuer.

“Guarantor” means any of the Subsidiaries of the Issuer, Aeropuerto de Acapulco, S.A. de C.V.; Aeropuerto de Ciudad Juarez, S.A. de C.V.; Aeropuerto de Culiacan, S.A. de C.V.; Aeropuerto de Chihuahua, S.A. de C.V.; Aeropuerto de Monterrey, S.A. de C.V.; Aeropuerto de Mazatlan, S.A. de C.V.; Aeropuerto de Tampico, S.A. de C.V.; Aeropuerto de Torreon, S.A. de C.V.; and/or Aeropuerto de Zihuatanejo, S.A. de C.V., that are incorporated and named as such in the Certificate; which shall guarantee payment of the principal and interests of the Stock Exchange Certificates in the terms described in the foregoing Certificate.

“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V.

“Change of Control” means that (i) Empresas ICA, S.A.B. de C.V. (“ICA”) and Aeroports de Paris, S.A. (“ADP”), individually or jointly, directly or indirectly, and for any reason different to the conversion of the full amount of Series “BB” shares into “B” shares of the Issuer, stop having the right to determine the sense of the vote of the Series “BB” shares issued by the Issuer that represent at least 7.65% of the Capital Stock of the Issuer, or (ii) if for any reason different to the conversion of the full amount of Series “BB” shares into “B” shares of the Issuer, directly or indirectly, ICA stop having the veto and special rights conferred by the Bylaws of the Issuer valid at the time and of the Series “BB” shares, or (iii)in the event that the full amount of the Series “BB” shares were converted into Series “B” shares of the Issuer, ICA and ADP, individually or jointly, and directly or indirectly, stop having the right to determine the sense of the vote of the Series “B” shares issued by the Issuer that represent at least 50% (fifty percent) plus one share of the Capital Stock of the Issuer.

“Capital Stock” means shares, partnership interest or similar instruments (regardless of its name) representative of the capital stock of the company, as well as any other interest in a person (different from the company) and all and any optional warrants, rights or purchase options regarding the above.

“Causes of Early Termination” has the meaning set forth in the section “Causes of Early Termination” of the foregoing Certificate.

“Certificates” or “Stock Exchange Certificates” means the 15,000,000 (fifteen million) stock exchange bearer certificates covered in the foregoing Certificate.

“CNBV” means the Mexican National Banking and Securities Commission.

“Concessions” means the concessions granted by the Department of Communications and Transports to the Issuer’s subsidiaries in June 29, 1998 and its amendment in September 12, 2000 to manage, operate and use the Airports of Acapulco, Ciudad Juarez, Culiacan, Chihuahua, Durango, Mazatlan, Monterrey, Reynosa, San Luis Potosi, Tampico, Torreon, Zacatecas, and Zihuatanejo, during a term of 50 years as of November 1, 1998.

“Services Contract” means the management services contract celebrated in June 14, 2000 by Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Ciudad Juarez, S.A. de C.V., Aeropuerto de Culiacan, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlan, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosi, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreon, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V.

“Multi-year Services Contract” means the services contract to maintain the airplane tracks celebrated between the Issuer and Empresas ICA, S.A.B de C.V., on September 10, 2007.

“Control” means the capacity of a person or group of persons, to perform any of the following acts: (a) Impose, directly or indirectly, decisions in general shareholders meetings, in partners and other equivalent organs’ meetings, or to appoint or remove the majority of the board members, managers or their equivalent, of a legal entity; (b) maintain ownership of rights that allow, directly or indirectly, a voting exercise of more than fifty percent of the capital stock of a legal entity; or (c) manage, directly or indirectly, the administration, strategy or main policies of a legal entity, whether through the ownership of securities, by a contract or any other form.

“Debt” means, with respect to any and each person, (i) all obligations of such person as a consequence of borrowing money; (ii) all obligations documented from such person in bonds, stock exchange certificates, obligations, promissory notes, or similar instruments; (iii) all obligations of such person to pay periodically the purchase price of goods and services (different from accounts payable through the normal course of business); (iv) all of the third parties’ guaranteed debt by an encumbrance incorporated over its assets owned, regardless if such third party assumed that Debt (for purposes of this subsection, in this case, the amount of Debt shall be equal to what results less from (x) the outstanding amount of such guaranteed Debt, and (y) the fair market price of the assets subject to a Encumbrance according to such person in good faith); (v) the guarantees granted by such person with regard to the third party’s Debt (for purposes of this subsection, the amount of Debt in this case, shall be equal to what results less from (x) the outstanding balance of such guaranteed Debt, and (y) the maximum amount of such guarantees, if applicable); (vi) Financial Lease obligations of such person; (vii) Obligations of such person in operations in which agrees to alienate assets, properties or goods, and lease such asset, or property pretended to be used for the same purposes to which it has been alienated; (viii) direct net obligations or contingent of such person as a consequence of any Obligation of Derivative Operations; and (ix) obligations, whether contingent or not, of such person to reimburse any other person paid amounts according to the letters of credit, credit guarantees and bank acceptances.

“Important Debt” means the Issuer’s or any of the Guarantor’s Debt (different from the Stock Exchange Certificates’ obligations) whose principal amount is greater than USD$10,000,000.00 (or its equivalent in any other currency).

“Business Day” means any day that is not Saturday or Sunday, or holiday required by law, in which the full-service Banking Institutions maintain their offices open to the public for operations according to the calendar published periodically by the CNBV.

“Provisions” means the general provisions applicable to securities issuers and other participants in the stock market, issued by the CNBV and published in the Federal Official Gazette on March 19, 2003, which have been modified from time to time.

“Issuance” means the issuance of Stock Exchange Certificates covered in the Certificate, which correspond to the stock symbol “OMA 13”.

“Issuer” means Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a company whose purpose is to: (i) acquire shares, interests or partnerships in private or public companies, whether as founder or through acquisition of shares or partnerships in already organized companies, dedicated to management, operations, including the rendering of airport services, complementary and commercial services, construction and/or management of civil aerodromes, in the terms of the Airport Law and its regulations, as well as to participate in the Capital Stock of companies that provide all type of services, and to exercise its voting shares when required, always in the same sense according to the bylaws, or according to instructions of the board of directors, shareholders of the company or any other person authorized in terms of the bylaws; to sell, transfer or use any of the shares or partnerships, or other securities permitted by law; (ii) receive from other Mexican or foreign entities, companies or individuals, and render services that may be required to perform its purpose as a company, including but not limited to, consulting services in the areas of management, industrial, accounting, marketing or financial regarding management, operation, construction and/or management of airports, to companies in which it holds an interest or partnership, or to other entities, companies or individuals; (iii) request and obtain under any capacity or through subsidiaries, concessions and permits to carry out the management, operation, construction and/or use of airports, as well as to provide any type of service necessary to use such airports and perform any other activity that supports and is related to such purpose, including but not limited to, any type of warehousing activity, and any other activity that complements the provided services and that directly benefits itself, as well as to provide guarantees over the concessions and permits. In the same manner, in terms established in the corresponding regulations and in the certificate of the concessions, the company may receive by itself or through a subsidiary, the revenues for the use of the civil aerodrome infrastructure, by the celebration of contracts, for services provided directly, as well as for commercial activities performed. Furthermore, the company may provide custody, handling and warehousing services of merchandise in Bonded warehouses in the several methods provided by the law, prior obtaining the necessary concessions or authorizations, likewise, the company may operate, coordinate, manage, supervise and/or carry out the rendering services of loading, unloading and handling of merchandise according to the subject law; (iv) obtain, acquire, manage, license or use all type of patents, invention certificates, registered trademarks, commercial names, copyrights or any other rights related, whether in the United Mexican States or abroad; (v) obtain all type of loans or credits, with or without a specific guarantee, and grant loans to legal entities or individuals that the company has an interest of more than 50% (fifty percent) of the voting Capital Stock or in companies that in any way has the control (according to the terms established in the Sixth Article of the bylaws); (vi) Grant all types of guarantees and sureties in issued negotiable instruments and obligations assumed by the companies or companies in which the company has an interest or partnership of more than 50% (fifty percent) of the voting Capital Stock or in other companies where it has the Control (according to the terms established in the Sixth Article of the bylaws); (vii) issue and subscribe all types of negotiable instruments, accept them and endorse them, including obligations with or without a real guarantee; (viii) issue unsubscribed shares of any class that make up the share capital held in the treasury stock of the Company for delivery through a corresponding subscription, as well as to enter into option contracts with third parties in whose favor the right to subscribe and pay in the shares that the Company issues for such purpose. Likewise the Company may issue unsubscribed shares under the terms and conditions set forth in Article 53 and other applicable articles of the Mexican Stock Market Law; (ix) maintain, hold, sell, transfer, dispose of, or take on loan any type of assets, real or personal property, as well as the real property rights to them, that may be necessary or advisable to carry out its purpose or for the activities that the companies or civil code regulated entities in which the Company may hold an interest or participation; (x) In general, to carry out and execute all acts, contracts, and related, incidental or accessory transactions necessary or convenient to carry out the foregoing purposes.

“Officer Responsible” means the Chief Executive Officer, Director for Operations, Administration and Finance Director, or any other officer with similar hierarchy as the Issuer and that has general powers for administration acts to act in name and representation of the Issuer.

“Encumbrance” means with regard to any asset, any mortgage, pledge, usufruct, deposit, burden, preference or any other real guarantee of any kind or nature, including all purchase agreements conditioned or reserved with ownership.

“Permitted Encumbrances” means:

(i) Encumbrances as a consequence of any tax or labor obligation, or created by law, as long as claimed in good faith and made with reserves or any other necessary provision according to the Mexican Financial Reporting Standards (“NIF”) or the International Financial Reporting Standards (“IFRS”), if applicable;

(ii) Deposits to guarantee compliance in tenders, business contracts, leases, bonds, and other obligations of similar nature, in each case, held in the normal course of business;

(iii) Encumbrances created as a consequence of a legal easement over the Issuer or Subsidiaries’ assets;

(iv) Encumbrances created prior the issuance date of the Stock Exchange Certificates;

(v) Encumbrances on asset that exist before the Issuer or any of it subsidiaries acquire or encumbrances on assets existing before a    person converts to a Subsidiary of the Issuer, as long as (a) such Encumbrances were not created exclusively for the acquisition or to convert such person in a Subsidiary of the Issuer, (b) such encumbrances do not extend to other assets of the Issuer or any of its Subsidiaries, and (c) such Encumbrances only guarantee those obligations guaranteed on the acquisition date or, if applicable, on the date that such person converts into a Subsidiary of the Issuer, if applicable, as well as the extensions, renovations or substitution of such obligations that do not imply an increase in the principal amount of the same; and

(vi) Other than the above encumbrances, as long as the unpaid principal of the debt and other obligations guaranteed with Permitted Encumbrances according to subsection (vi) does not exceed at any time 5% (five percent) of the Total Consolidated Assets.

“Indeval” means S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V.

“Environmental Laws” means all laws, regulations, norms, codes, circulars, orders, decrees, permits, licenses and issued resolutions by governmental authorities according to the applicable laws and valid as of the foregoing document, and that relate to: (i) pollution (including historical pollution), remedies or Environmental Protection, (ii) the adequate use of natural resources, such as water, including but not limited to, the National Water Law, its regulations, the Federal Tax Act and the Official Mexican Standards, or (iii) storage, creation, treatment or disposal of Hazardous Substances, including but not limited to, the General Law to Prevent and Integral Management of Waste, and other regulations with regard to hazardous residues, as well as other laws, regulations and Mexican rules, whether federal, state or local referring to environmental matters and obligations.

“Majority of Stock Exchange Certificates” has the meaning set forth in the section “Common Representative” of the foregoing document.

“Environment” means the air, superficial waters, underground waters, all earth, all living organisms, sediments, soil, ground stratum, natural resources, and the environment or the living environment, as defined in the Environmental Laws.

“Mexico” means the United Mexican States.

“NIF” means the Financial Reporting Standards applicable in Mexico.

“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board.

“Financial Lease Obligations” means with regard to any person, the obligations of such person to pay rent or other amounts according to a lease (or any other agreement that grants using rights) of goods or property, or a combination of both, and whose obligations shall be classified and agreed as Financial Lease Obligations in the balance sheet of such person according the NIF or IFRS, and the amount of such obligations shall be at any time the amount capitalized when determined according to NIF or IFRS.

“Obligations of Derivative Operations” means with regard to any person, the obligations of any interest rate exchange contract or exchange rate contract, futures contracts, price protection contracts, or any other coverage agreement, exchange, option, limit or similar, with respect to prices, interest rates, indexes or currencies, or a combination of both.

“Interest Period” has the meaning set forth in the section “Interest Payment Frequency” of the foregoing Certificate.

“Common Representative” means Monex, Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, institution that serves as common representative of the Holders.

“Subsidiary” means any company or entity of any nature in which the Issuer has, directly or indirectly, (i) ownership of the 50% (fifty percent) or more of the share capital, shares or partnership shares, or 50% (fifty percent) of the voting rights, or (ii) controls management by any other means.

“Hazardous Substances” means any substance or material listed, defined or by any other way referred to as dangerous; or any contaminant or residue regulated by the Environmental Laws.

“Holder” means the holders of the Stock Exchange Certificates in the market.

“Certificate” means the title or document of the Stock Exchange Certificate.

“EBITDA” means the earnings before interests, taxes, depreciation and amortization.

“Consolidated EBITDA” means the Consolidated Operating Profit (calculated before interests, taxes, extraordinary expenses, and employee’s dividends), plus depreciation and amortization (to the extent that have been deducted when determining the profit from operations) calculated according to the IFRS; in the understanding that, to determine the Consolidated EBITDA regarding any period (the “Reference Period”), shall be given effect on a pro forma basis to any adjustment case(s) occurred as of the beginning of the Reference Period and as if such adjustment case(s) existed (and in the event of any expense, resources were applied) in the first day of the Reference Period. Acquisitions or expenses made in effect on a pro forma basis by a company, division or line of business; such pro forma shall be based on the last 4 (four) complete quarters for which there are financial information available.

“Consolidated Operating Profit” means the consolidated profit (or loss) of the operations of the Issuer and Guarantors on a consolidated basis, determined according to IFRS; in the understanding that for its determination, profit (or loss) of any person shall be excluded before the date in which such Guarantor (i) converts into a Subsidiary of the Issuer, (ii) merges with the Issuer or any of its Subsidiaries, or (iii) the Issuer or any of its Subsidiaries purchase its assets.

2.         Issuance Number

The foregoing is the second Issuance of Stock Exchange Certificates under the Program of the Issuer.

3.         Stock Symbol

OMA 13

4.         Number of Certificates

15,000,000 (fifteen million)

5.         Face Value of the Stock Exchange Certificates

$100.00 (ONE HUNDRED PESOS 00/100 MEXICAN CURRENCY) each.

6.         Issuance amount

$1,500,000,000.00 (ONE BILLION FIVE HUNDRED MILLION PESOS 00/100 MEXICAN CURRENCY).

7          Issuance Term

3,640 (three thousand six hundred and forty) days, equivalent to 20 (twenty) periods of 182 (one hundred and eighty two) days.

8          Placement Price

$100.00 (one hundred pesos 00/100 Mexican Currency).

9          Placement Mechanism

Traditional book construction.

10        Issuance Date

March 26, 2013 (the “Issuance Date”)

11.       Registration Date of the BMV

March 26, 2013.

12.       Due Date

March 14, 2023 (the “Due Date”)

13.       Grade

“mxAA+” by Standard & Poor’s, S.A. De C.V., that means the following: The debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. Indicates that the issuer payment capacity to comply with its financial commitments and obligations is very strong with regard to other issuers in the national market. The grades comprised from “mxAA” to “mxCCC” may be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

“AA+(mex)” by Fitch Mexico, S.A. de C.V. that means: Very high creditworthiness. The national grades “AA” indicate an expectation of a low risk of default in comparison to other issuers or obligations in the same country. The risk of an inherent default only differs slightly in comparison to other high issuers or graded obligations in the country.

The grades does not constitute an investment recommendation and may be subject to updates at any time, pursuant to the methodology of the rating agencies.

14.       Interests and Calculation Procedures

As of its Issuance Date (or in the date appointed to the issuance of the Additional Stock Exchange Certificates, if applicable) and as long as they have not been paid in full, the Stock Exchange Certificates shall accrue an annual gross interest over its face value, therefore, the Common Representative shall consider an annual gross interest rate of 6.47% (six point forty seven percent) (the “Annual Gross Interest Rate”), which shall be maintained fixed during the Issuance term.

The interest accrued by the Stock Exchange Certificates during each of the Interest Periods, and the calculations to determine the amount due, shall include the natural days elapsed until the Payment of the Interest Payment Date (as defined below). Calculations shall close to the hundredths.

To determine the amount of interest payable in each Interest Period regarding the Stock Exchange Certificates, the Common Representative shall use the following formula:

I= [(TI)*PL] * VN

36000

In which:

I	=	Interest to be paid in the corresponding Interest Payment Date.
TI	=	Annual Gross Interest Rate (expressed as a percentage) applicable to the Issuance.
PL	=	Number of elapsed natural days until the corresponding Interest Payment Date.
VN	=	Face Value of the Stock Exchange Certificates in circulation.

Ordinary Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days in accordance with the calendar of payments of interests described in the section “Interest Payment Date” of the foregoing Certificate.

The Common Representative shall announce to the CNBV, BMV and public investors, through the Electronic System for Sending and Disseminating Information (SEDI) or any other means determined by the BMV, and to Indeval in writing or through other means determined, no later than 2 (two) Business Days before the Interest Payment Date, the amount of interests to be paid, as well as the Annual Gross Interest Rate applicable to the following Interest Period, which shall be fixed during the Issuance term.

The Stock Exchange Certificates shall stop accruing interests as of the payment date assigned, as long as the Issuer performs the deposit of the amount to be paid, and if applicable, the corresponding interests in Indeval’s offices no later than 11:00 a.m., of that day.

In terms of Article 282 of the Stock Market Law, the Issuer agrees that the corresponding certificate will not carry an attached coupon, but shall carry a receipt issued by Indeval which shall serve as the attached coupons for all legal purposes.

15.       Interest Payment Frequency

Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days (each an “Interest Period”) in according to the calendar of payments of interests described in the section “Interest Payment Date”) of the foregoing Certificate, and if it wasn’t a Business Day, the next Business Day, upon delivery of a receipt issued by Indeval.

16.       Interest Payment Date

Interests from the Stock Exchange Certificates shall be paid according to the following calendar of payments; in the understanding that if the date in which any payment that shall be made according to the calendar (the “Interest Payment Date”) is not a business day, the payment of interest shall be made the next Business Day, calculating respectively all interests accrued in the number of natural days elapsed until the date when the payment is made, and the following Interest Period will be shortened depending on the number of days the previous Interest Period was extended for this matter.

The first payment of interest shall be made precisely in September 24, 2013:

Period	Payment Date	Period	Payment Date
1.	September 24, 2013	2.	March 25, 2014
3.	September 23, 2013	4.	March 24, 2014
5.	September 22, 2013	6.	March 22, 2014
7.	September 20, 2013	8.	March 21, 2014
9.	September 19, 2013	10.	March 20, 2014
11.	September 18, 2013	12.	March 19, 2014
13.	September 17, 2013	14.	March 17, 2014
15.	September 15, 2013	16.	March 16, 2014
17.	September 14, 2013	18.	March 15, 2014
19.	September 13, 2013	20.	March 14, 2014

17.           Payment of Principal

The principal amount of the Stock Exchange Certificates shall be paid in one payment and in the Due Date, which is in March 14, 2023, upon delivery of the Certificate or receipt issued by Indeval.

18.           Payment Place and Form of the Principal Amount and Interest

The principal amount and interest accrued regarding the Stock Exchange Certificates shall be paid on its due date and in each Interest Payment Date respectively, with an electronic wire transfer through Indeval located in Paseo de la Reforma No. 255, 3rd floor, Col. Cuauhtemoc, Del. Cuauhtemoc, Mexico, D.F., 06500, upon delivery of the Certificate or receipt that for such purposes is issued by Indeval.

Payment of default interests shall be made in the Common Representative’s office located in Paseo de la Reforma No. 284, Col. Juarez, Mexico, D.F., 06600.

In the event that the principal amount and/or any other payable amount in any Interest Payment Date is not paid in full, Indeval shall not be responsible to deliver the Certificate or corresponding receipts of such payment, nor shall be responsible to deliver the same until payment is fully covered.

19.       Default Interests

In an event of default in the payment of interests and/or the principal amount of the Stock Exchange Certificates, default interest shall accrue over the unpaid principal of the Stock Exchange Certificates to an Annual Gross Interest Rate applicable to the Issuance, plus 2 (two) percentage points. The default interest caused are payable upon demand in the offices of the Common Representative (whose address is shown in the section “Payment Place and Form of the Principal Amount and Interest” of the foregoing Supplement) as of the immediate Business Day after the payment is due and until the full amount due is paid, based on a year containing 360 (three hundred and sixty) days and the days currently in default.

20.           Total Payment in Advance

The Issuer shall have the right (but not the obligation) to pay the full (but not in part) amount in advance of the Stock Exchange Certificates in any date, but before the Due Date (such date, the “Payment in Advance Date”) to an amount equal to the Payment in Advance Price (as defined below), plus accrued and unpaid interest of the principal of the Stock Exchange Certificates until the Payment in Advance Date. The Payment in Advance Price shall never be less to 100% (one hundred percent) of the principal amount due of the Stock Exchange Certificates to the Payment in Advance Date.

In the event that the Issuer decides to pay in advance the Stock Exchange Certificates according to the above, the Issuer, through the Common Representative, shall notify its decision to exercise such right to the CNBV, BMV, Indeval (in writing or through means determined by the latter) and the Holders in writing or through EMISNET with at least 30 (thirty) natural days in advance to the Payment in Advance Date.

The Payment in Advance of the Stock Exchange Certificates shall be performed in the Payment in Advance Date through Indeval whose offices are located in Paseo de la Reforma No. 255, 3rd Floor, Col. Cuauhtemoc, Mexico, D.F., 06500.

In the Payment in Advance Date, the Stock Exchange Certificates shall cease accruing interest, unless the Issuer does not deposit the Payment in Advance Price, plus accrued and unpaid interests of the Stock Exchange Certificates on the Payment in Advance Date, no later than 11:00 a.m. (Mexico City time).

If the Issuer exercises the right to pay in advance of the Stock Exchange Certificates, it shall pay the Holder an amount equal to the amount that results greater between (1) 100% (one hundred percent) of the unpaid principal of the Stock Exchange Certificates, or (2) the sum of the current value of each of the pending payments of the principal and interests according to the calendar of payment that appears in the section “Interest Payment Date” of the foregoing Supplement, under the Stock Exchange Certificates (excluding accrued and unpaid interests of the principal amount of the Stock Exchange Certificates to the Payment in Advance Date) discounted to the “M Bond” Rate, plus 50 (fifty) base points (i) in case of the principal amount, based on the number of days that correspond from the Due Date until the Payment in Advance Date (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days), and (ii) in the case of interests, based on the number of days that correspond between each following Interest Payment Dates and the Payment in Advance Date, respectively (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) (such amount, the “Payment in Advance Price”). In any case, besides the Payment in Advance Price, the Issuer shall have to pay the Holders an accrued and unpaid interests of the principal amount of the Stock Exchange Certificates on the Payment in Advance Date. The Issuer shall not cover any amount in addition to the Payment in Advance Price in case of exercising its right to pay in advance of the Issuance according to the foregoing section.

The Common Representative shall calculate the Payment in Advance Price and shall inform it to CNBV, BMV, Indeval (in writing or through means determined by the latter), and the Holders through EMISNET, with at least 6 (six) Business Days in advance to the Payment in Advance Date.

For purposes of the above:

“M Bond Rate” means, regarding any Payment in Advance Date, the annual rate equivalent to a six-month return performance (considering periods of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) to the maturity or interpolated maturity (based on the number of days) of the “Comparable M Bond Issuance”, assuming a price for the Comparable M Bond Issuance (expressed as a percentage of the principal) equal to the “Comparable M Bond Price”.

“Comparable M Bond Issuance” means the issuance of Federal Government Development Bonds with a Fixed Interest Rate assigned by the “Independent Bank”, with a comparable or interpolated maturity to a comparable term of the period corresponding from the Payment in Advance Date and the Due Date of the Stock Exchange Certificates, which shall be assigned based on recognized financial practices to assess new corporate debt issuances.

“Independent Bank” means any Mexican credit institution that operates Federal Government Development Bonds with a Fixed Interest Rate in the Mexican primary market and assigned by the Common Representative.

“Comparable M Bond Price” means, regarding the Payment in Advance Date”, the average of the “Independent Bank Quotes”

“Independent Bank Quotes” means, regarding an Independent Bank and the Payment in Advance Date, the average performance rate determined by the Issuer upon maturity of the Comparable M Bond quoted in writing by such Independent Bank before 2:30 p.m., Mexico City time, the 6º (sixth) Business Day prior the Payment in Advance Date and informed in writing to the Common Representative on the same day of its determination.

21.       Guarantee

The Stock Exchange Certificates shall have the endorsement of the Guarantor(s) according to the Certificate. The Guarantor(s) that, individually or jointly, reach the Minimum Endorsement shall approve the Stock Exchange Certificates. At any time during the term of effectiveness of the Stock Market Certificates and without the consent of the Holder or the Common Representative, the Issuer shall have the right to release any Guarantor from payment obligations that arise from the Stock Market Certificates, as well as the right (but not the obligation) to substitute any Guarantor or include a new one, as long as after such release, addition or substitution takes effect and complies with the Minimum Endorsement.

The Issuer, (i) within 5 (five) Business Days following the date in which any of the changes established in the previous paragraph occur, shall publish a notice through EMISNET or any other means that replaces it, describing changes of Guarantors according to the foregoing Certificate, and confirm that the Minimum Endorsement will exist once the release, addition or substitution takes effect - which shall be the signing of the new Certificate that reflects such release, addition or substitution of the Guarantors - and shall obtain a legal opinion from an independent attorney (accredited by the letter referred into Article 87 of the Provisions) that refers to the validity and enforceability of the Stock Exchange Certificates against people constituting as Guarantors after such release, addition or substitution, as well as of the powers of who subscribe the new certificate on its behalf (whose legal opinion shall be delivered to the CNBV as part of the update registration process of the Stock Exchange Certificate in the National Registry of Securities), and (ii) Once such notice is published, an exchange of the certificate must be performed depositing the new certificate in Indeval as soon as possible and against receiving the Certificate previously deposited at that time; and the new certificate shall reflect precisely the companies that will act as Guarantors of the Stock Exchange Certificates as of that moment.

No modification of the Guarantors shall constitute novation of the obligations contained in the foregoing Certificate.

In order to clarify the above, in order to modify the definition of the Minimum Endorsement, the consent of the Holders gathered in a shareholders meeting shall suffice.

22.       Destination of the Funds

The net resources obtained by the Issuer according to the Issuance of the Stock Exchange Certificates that ascend to the amount of$1,492,844,361.88 (one billion four hundred and ninety two million eight hundred and forty four thousand three hundred and sixty one pesos 88/100 Mexican Currency), shall be applied by the Issuer, in a first instance to the payment in advance of its banking short-term debt, which ascends to the amount of $755,000,000.00 (seven hundred and fifty five million pesos 00/100 Mexican Currency).

The loans to be paid are the following:

Creditor	Current Withdrawal(s)	Rate	Maturity	Use of resources
HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC	$200,000,000.00	TIIE+1%	July 27, 2013	Working capital
Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex	$250,000,000.00	Average TIIE+1%	March 25, 2013 ($100,000,000.00) April 24, 2013 ($50,000,000.00) May 24, 2013 ($100,000,000.00)	Working capital
Banco del Bajio, S.A., Institucion de Banca Multiple	$5,000,000.00	TIIE+1.5%	July 19, 2013	Working capital and extraordinary treasury necessities
Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Inverlat	$300,000,000.00	TIIE+0.9%	December 20, 2013	Working capital

The funds remaining from the payment of the loans described above, which ascend approximately to an amount of $737,844,361.88 (seven hundred and thirty seven million eight hundred and forty four thousand three hundred and sixty 88/100 Mexican Currency), shall be used to finance in part of the investment capital the Issuer performs each year. It includes investment committed to the Development Master Programs of the thirteen airports of the corporate group that belongs to the Issuer and strategic investments of new businesses for the growth in strategic areas such as aeronautics, commercial or real estate, depending on the opportunities presented in Mexico or abroad.

The difference between net resources and the Issuance amount represents expenses and commissions paid by the Issuer regarding the Issuance of the Stock Exchange Certificates.

23.           Obligations of the Issuer and Guarantors

Obligation to give.

In addition to the principal and interest payment obligations established in the foregoing Supplement and in the Certificate, there are no obligations to give considered for the Issuer or Guarantors.

Obligation to act.

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.     Disclosure and delivery of information. (a) Disclose information to the public investors through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the financial statements at the end of each quarter and any other information that should be disclosed to the public investors each quarter according to the Provisions, including without limitation, a document containing a report about the exposure of the Issuer to financial statements of the closing of the previous quarter.

(b)          Disclose to the public investors, through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the consolidated audited annual financial statements and any other information that should be disclosed annually to the public investors according to the Provisions.

(c)           Inform the Common Representative in writing, within 5 (five) Business Days following the date in which an Officer Responsible has knowledge of any event that constitutes or may constitute a Cause of Early Termination according to the foregoing Certificate.

(d)   Provide to the CNBV, BMV, Common Representative, and public investors, financial, economic, accounting and administrative information established in the Provisions.

2.     Corporate Existence; accounting; law compliance, contractual obligations; and authorizations.

(a)           Keep their legal existence and of the Guarantors, and maintain them as a business in progress, except as permitted by number 2 of the subsection “Prohibitions”.

(b)   Maintain its accounting according to the Mexican NIFs, the IFRS or any other standards or accounting criteria that replace any of the Mexican NIFs or IFRS according to the applicable law.

(c)    Comply and maintain, and cause that Guarantors comply and maintain Governmental Authorizations, as well as all laws, regulations, mandates, norms or requirements of any governmental authority applicable (including, regarding Governmental Authorizations, the law and airport regulations, communication and transports laws and regulations, provisions issued by the Department of Communications and Transports and by the Civil Aeronautical General Department, social service, labor, pensions and economic competition, as well as Environmental Laws and Regulations), as well as all of its obligations as a consequence of any contract, covenant, security or instrument that is part of, unless the lack of compliance of the above does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

(d)   Maintain and cause that Guarantors maintain in full effect, all Governmental Authorizations necessary according to the applicable legislation to perform its activities and of Guarantors’, as well as maintain their rights, unless for those Governmental Authorizations different from the Concessions that, if not maintained valid, does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

3.     Destination of the funds. Use the resources obtained through the Issuance for the purposes provided in this Certificate, which shall evidence with the delivery of a certification to the Common Representative.

4.     Registration and listings. Maintain the registration of the Stock Exchange Certificates in the National Registry of Security and in the listings of the BMV.

5.     Assets and Insurances. (a) Maintain the necessary assets to perform its activities and of the Guarantors in good conditions, unless it wears and depreciates naturally with its use, as well as to make repairs, replacements and upgrades necessary for the proper functioning of such goods.

(b)   Maintain and hire, and cause Guarantors to maintain and hire, recognized insurance companies, suitable insurances that cover its assets or assets used to perform its activities in similar terms to those already contracted.

6.     Tax Obligations. The Issuer shall comply and be up to date, and cause that Guarantors comply and be up to date, in the payment of all taxes, contributions, fees, and government burdens applicable, which are determined, imposed or demanded, except for taxes, contributions, fees, and government burdens (regardless of the amount) whose constitutionality or determination is pending to resolve to be controversial with, or that are requested before the competent tax authority, as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIFs or IFRS, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the tax interests in terms established by the applicable tax laws.

7.     Labor Obligations. The Issuer shall comply and be up to date, and cause Guarantors to comply and be up to date, in the payment of its labor-nature obligations (including as an example, the fees of the Mexican Institute of Social Security, the fees for the National Fund for Workers’ Housing, as well as the contributions for the Retirement Savings Fund), or any other contribution established in the applicable laws or regulations, except for those labor obligations (regardless the amount) whose application or determination is pending to resolve to be controversial with, or that are requested before the competent authority as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIFs or IFRS, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the interests of its employees in terms established by the applicable laws.

8.     Priority of Payments (pari passu). The Issuer shall do the necessary so that its obligations from the Stock Exchange Certificates constitute direct and written obligations form the Issuer, and in the event of bankruptcy maintain the same payment priority as its other direct and written obligations, except for the preferences established by law.

9.     Mandatory Repurchase of Stock Exchange Certificates. In the event of a Change in Control, the Issuer is responsible to perform and initiate through the BMV and according to the mechanisms described in this section and in the corresponding informative brochure, a purchase public offer regarding the Stock Exchange Certificates (the “Repurchase Offer”) no later than 15 (fifteen) Business Days after such Change in Control occurs. In the terms of such Repurchase Offer, the Issuer shall offer, and the Holders shall have the right to accept, the repurchase of the Stock Exchange Certificates currently on the market (the “Purchase Option”) to a price equal to 101% of the face value of the Stock Exchange Certificates (the “Repurchase Price”), plus accrued and unpaid interests as to the Repurchase Date (as defined below).

In the event of a Change in Control and notwithstanding the obligation to perform a Repurchase Offer, the Issuer has to notify the Common Representative in writing and the public (through the BMV systems), in a period no later than 5 (five) Business Days after the existence of such event, so as to Indeval in writing or through the means determined by the latter.

The Holders may exercise the Purchase Option in the terms of the Repurchase Offer, which shall be known in the corresponding informative brochure. To exercise this right, the Holders shall have a period of at least 20 (twenty) Business Days (as of the initiation of the Repurchase Offer) to exercise the Purchase Option (the “Exercise Period”) according the mechanisms established in the Repurchase Offer.

If any Holder decides to accept the Purchase Option, the Issuer shall have the obligation to repurchase the Stock Exchange Certificates accepted in the Purchase Option, having to pay the Repurchase Price, plus accrued and unpaid interests no later than the 3rd (third) Business Day after the conclusion of the Exercise Period (the “Repurchase Date”) in the form established in the corresponding informative brochure; in the understanding that the payment of the Repurchase Price shall be for an amount equivalent to the Repurchase Price multiplied to the total number of Stock Exchange Certificates for which the Purchase Option has been exercised.

In the Repurchase Date, the Issuer shall receive in an issuance account of any of the trustees in Indeval indicating to the Holders, the Stock Exchange Certificates of the Holders that decided to accept the Purchase Option. The Holders that accept the Purchase Option, shall instruct their brokerage firm or trust fund of the transfer of its Stock Exchange Certificates to the issuance account assigned by the Issuer; instruction that the brokerage firm or trust fund shall refer to Indeval (in writing or by the means determined by the latter) to remove and cancel jointly with the Issuer, the repurchased Stock Exchange Certificates, hereinafter, the Issuer shall proceed to exchange the certificates deposited in Indeval by a new number of Certificates in circulation (that are, regarding those that were not exercised in the Purchase Option) and any other conditions as a consequence of such change.

The Holders that decide not to exercise the Purchase Option shall keep their corresponding certificates and the payment obligations of the Issuer shall prevail until the payment in full of the principal of the Stock Exchange Certificates.

With respect to the Repurchase Option, the Issuer shall comply with any of the requirements established in the Stock Market Law and the Provisions.

The Common Representative shall deliver to Indeval the information that should receive regarding the Repurchase Offer and, if applicable, the exchange of the applicable Certificate according to the foregoing instrument.

Prohibitions.

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.     Line of business. Not modify the prevailing line of businesses, nor of the Guarantors, considered in a jointly basis.

2.     Mergers, sale of assets. (a) Not merge, split, dissolve or liquidate or allow Guarantors to merge, split, dissolve or liquidate, unless by (i) mergers that the Issuer or Guarantor, if applicable, are the merged company, (ii) mergers in which the company resulting from the merger assumes the Issuer’s obligations, (iii) mergers not implying a Change in Control, or (iv) dissolutions and liquidations of Guarantors that the Issuer deems appropriate, to streamline its corporate structure, and that do not have a direct a Cause of Early Termination.

(b)   Not sale, lease or otherwise use Important Assets (including shares of the Capital Stock of any Guarantor), or enable the guarantors to do so, unless for (i) sales in the normal course of the operations, (ii) sales of obsolete or discontinued equipment, and (iii) sales among Guarantors or between the Issuer and Guarantors.

3.     Operations with affiliates. (a) Not modify or allow Guarantors to modify the Services Rendering Agreement and/or the Multi-Year Services Contract in such a way that as a consequence of the modifications impose more expensive terms and conditions to the Issuer than those currently established in the foregoing.

(b)   Not celebrate or allow Guarantors to celebrate operations with Affiliates, unless for operations in the normal course of business, in reasonable conditions and no less favorable for the Issuer or any of the Guarantors, if applicable, than those that may be obtained in a commercial comparable operation with a person that is not an Affiliate.

4.     Restrictions in the Payment of Dividends. (a) Not allow that any of the Guarantors celebrate any contract that, directly or indirectly, impose a restriction to pay dividends or other cash payments to its shareholders; in the understanding that such obligation shall not apply to limitations or restrictions that exists in contracts or instruments celebrated before the issuance date of the Stock Exchange Certificates.

(b)   The Issuer shall refrain from paying dividends or to perform any other payment to its shareholders of any kind, in cash or in kind (i) if a Cause of an Early Termination occurs or if an event that through time may convert into a Cause of Early Termination, or (ii) as a consequence of such payment occurs a Cause of Early Termination.

5.     Encumbrances. Not constitute or allow Guarantors to constitute any Encumbrance, unless (i) when is a Permitted Encumbrance, or (ii) that simultaneously at the creation of any Encumbrance, the Issuer guarantees in the same form its obligations on the basis of the Stock Exchange Certificates.

Causes of Early Termination:

In the event that any of the following circumstances (each a “Cause of Early Termination”), the Stock Exchange Certificates shall terminate early in the terms and conditions established below:

1.     Failure in the Payment of Interest. If the Issuer stops paying interests within 3 (three) Business Days following the corresponding Interest Payment Date.

2.     False or incorrect information. If the Issuer discloses false or incorrect information of its financial, accounting or legal situation to the public, and such information is not rectified within the 15 (fifteen) Business Days following the date in which any Officer Responsible acknowledged such situation.

3.     Failure to comply obligations of the Stock Exchange Certificates. If the Issuer or any of the Guarantors fail to comply with any of its obligations described in the Certificate that documents the foregoing Issuance; in the understanding that in the event of failing to comply with the obligations described in paragraphs 1(a), 1(b) and 9 of the subsection “Obligation to Act” above, the Issuer shall be considered that is in default of such obligations if such default is not remedied within 30 (thirty) days following the date in which the Issuer received a written notice of the Common Representative specifying the corresponding defaults, and (ii) in the event of failing to comply with the obligations described in paragraphs 2(b), 2(c), 5, 6, and 7 of the subsection “Obligation to give” above, the Issuer and Guarantors, if applicable, are considered to be in default of such obligations if such default is not remedied within 30 (thirty) days following the date of its existence.

4.     Revocation or termination of concessions. If (a) the terms and conditions of the Concessions are modified in a way that limit or affect negatively and significantly the rights currently granted by the Concessions to the Issuer or Guarantor, (b) for any reason a government authority expropriates, rescue or seize the facilities and operations of an airport operated by the Issuer, as long as such expropriation, rescue or seize were declared by a competent judicial authority through a resolution that does not allow any other proceeding, or (c) any of the Concessions is revoked or terminated, and as long as such revocation or termination were declared by a competent judicial authority through a resolution that does not allow any other proceeding.

5.     Breach of other obligations. If (i) the Issuer or any of the Guarantors does not pay when due (after any grace period applicable), any amount of the principal or payable interests regarding any Important Debt, or (ii) there is an early termination of any Important Debt that obliges the Issuer or Guarantors to pay a bigger amount than US$10,000,000.00 (or its equivalent in another currency) before the due date.

6.     Bankruptcy. If the Issuer or any of the Guarantors declares bankruptcy or insolvency by a competent judicial authority through a resolution that does not allow any other proceeding, or if the Issuer or any of the Guarantors admits in writing its incapacity to pay the debts when due.

7.     Judgment. In the event of any final judicial resolution (not subject for appeal or any other legal proceeding) against the Issuer or Guarantors that, individually or jointly with another judicial resolution with such characteristics exceeds the amount of US$10,000,000.00 (or its equivalent in another currency) and such resolution is not paid or guaranteed within 30 (thirty) natural days following its date.

8.     Validity of the Stock Exchange Certificates. If the Issuer rejects, claims or contests the validity or enforceability of the Stock Exchange Certificates.

9.     Repurchase Offer by Change in Control. In case the Issuer does not initiate and perform a Repurchase Offer in a Change in Control in the form established in the section “Compulsory Repurchase of Stock Exchange Certificates” located in subsection “Obligations to Act” above.

10.   Minimum Endorsement. If for the 30º (thirtieth) Business Day after the date on which the consolidated audited annual financial statements of the Issuer are available, the Stock Exchange Certificates are not guaranteed by Guarantors that comply with the Minimum Endorsement.

In the event of any of the circumstances mentioned in the numbers 4(c), 6 or 8 above (and the applicable grace period expires, if applicable), the Stock Exchange Certificates shall automatically become due without the necessity of a default notice, submission, requirement to pay, protest or notification of any nature, judicial or extrajudicial, therefore, the unpaid principal amount, the accrued and unpaid interests, and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable.

In the event of the circumstance mentioned in section 1 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Certificate shall become due prior maturity, as long as at least 1 (one) Holder that represents at least 10% (ten percent) of the Stock Exchange Certificates in circulation, delivers a written notice to the Common Representative informing its intention to declare the Stock

Exchange Certificates due prior maturity, therefore, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable, in which case, the Common Representative shall call a shareholders meeting to solve the above mentioned.

In the event of the circumstances mentioned in numbers 2, 3, 4(a), 4(b), 5, 7, 9 or 10 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Stock Exchange Certificates shall become due prior maturity, as long as the shareholders meeting solves that the Stock Exchange Certificates become due prior maturity, in which case, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable. For purposes of solving the declaration of an early maturity, the attendance and voting quorums rules of the shareholders meetings, regarding the first, second or subsequent calls, shall be those established in paragraph e) of the section “Shareholders Meetings” mentioned below.

In the event of an early maturity of the Stock Exchange Certificates according to the Certificate, the Common Representative shall notify such circumstance to the CNBV, BMV and Indeval (in writing or through the means determined by them) delivering evidence of such determination

24.       Increase in the number of Stock Exchange Certificates

The Issuer shall have the right to issue and offer publicly additional Stock Exchange Certificates (the “Additional Stock Exchange Certificates”) other than those referred to in the Stock Exchange Certificates covered in this Certificate (the “Original Stock Exchange Certificates”). The Additional Stock Exchange Certificates (a) are considered to be part of the Issuance of the Original Stock Exchange Certificates (therefore, among other things, shall have the same stock symbol as the Original Stock Exchange Certificates), and (b) shall have the same terms and conditions as of the Original Stock Exchange Certificates (including and not limited to the due date, interest rate and face value of each Stock Exchange Certificate). The Additional Stock Exchange Certificates shall accrue interests as of the date of the current interest period of the Original Stock Exchange Certificates.

By virtue of the acquisition of Original Stock Exchange Certificates, means that Holders have consented to the Issuer to issue Additional Stock Exchange Certificates, therefore, the issue and public offer of the Additional Stock Exchange Certificates, shall not require the authorization of the Holders of the Stock Exchange Certificates. The issuance of the Additional Stock Exchange Certificates shall be subject to the following:

(i)    The Issuer may issue and offer publicly Additional Stock Exchange Certificates, as long as (a) the grade of the Additional Stock Exchange Certificates are not lower than the grades granted to the Original Stock Exchange Certificates and that the latter does not decrease (whether as a result of an increase in the number of Stock Exchange Certificates in circulation or by any other cause), and (b) the Issuer is up to date with the compliance of its obligations according to the Original Stock Exchange Certificates.

(ii)   The maximum amount of Additional Stock Exchange Certificates that the Issuer may issue and offer publicly, plus the amount of issues in circulation according to the Program (including the issuance of the Original Stock Exchange Certificates), shall not exceed the Total Amount Authorized by the Program.

(iii)  On the issuance date of the Additional Stock Exchange Certificates, the Issuer shall exchange the certificates that represent the Original Stock Exchange Certificates (deposited in Indeval) by a new certificate that covers the Original Stock Exchange Certificates, plus the Additional Stock Exchange Certificates, and deposit such certificate in Indeval. Such certificate shall contain only the modifications necessary to reflect the issuance of the Additional Stock Exchange Certificates, in other words, (a) the total amount of the issuance (represented by the sum of the amount issued regarding the Original Stock Exchange Certificates, plus the amount issued according to the Additional Stock Exchange Certificates), (b) the total amount of Stock Exchange Certificates covered by the certificate (that shall be equal to the number of the Original Stock Exchange Certificates, plus the number of the Additional Stock Exchange Certificates), (c) the issuance date of the Original Stock Exchange Certificates and the issuance date of the Additional Stock Exchange Certificates, and (d) the term of effectiveness of the Original Stock Exchange Certificates and the Additional Stock Exchange Certificates; the term of effectiveness of the Additional Stock Exchange Certificates shall be the term that exists between the issuance date of the Additional Stock Exchange Certificates and the Due Date of the Original Stock Exchange Certificates, by virtue whereof the due date of such certificate shall be the same Due Date as of the Original Stock Exchange Certificates.

(iv)  The issuance date of the Additional Stock Exchange Certificates may coincide with the date in which any of the interests periods initiate according the foregoing Certificate; the price of the Additional Stock Exchange Certificates shall reflect the accrued interests as of the initiation date of the valid interest period, in the understanding that the Original Stock Exchange Certificates will continue to accrue interest in the valid interest period as of the Issuance date of the Additional Stock Exchange Certificates.

(v)   No issuance of Additional Stock Exchange Certificates or the increase in the amount of Original Stock Exchange Certificates in circulation as a consequence of the same shall constitute novation.

(vi)  The Issuer may perform several issued of Additional Stock Exchange Certificates, as long as does not exceed the Total Amount Authorized by the Program.

The Additional Stock Exchange Certificates may be placed with a different price than its face value depending on the market conditions.

25.       Common Representative

Monex Casa de Bolsa, S.A. se C.V., Monex Grupo Financiero as Common Representative, shall perform all acts necessary to ensure the Holder’s rights according to (i) the foregoing Supplement and the corresponding Certificate, (ii) Articles 5, 68, 69 and other applicable of the Stock Market Law regarding the common representative, when applicable, (iii) the General Law on Securities and Credit Obligations, particularly to the obligations and authorizations of the Common Representative, as well as its appointment, removal or resignation, and (iv) article 68 of the Stock Market Law.

Pursuant to the acceptance of the position, the Common Representative shall have the obligation to exercise all actions and rights corresponding to the Holders of the Stock Exchange Certificates to pay the principal and outstanding interests of the Issuer.

For all not expressly provided in the Certificate, the Common Representative shall act pursuant the instructions of the majority of the Holders, described in the section “Shareholders Meetings” (the “Majority of the Stock Exchange Certificates”).

The Common Representative shall have, among others, the following rights, obligations and authorities:

(i)	Subscribe the share certificates representative to the Stock Exchange Certificates, having verified that they comply with all legal provisions applicable;

(ii)

Right to monitor the compliance of the destination of funds product of the Issuance of the Stock Exchange Certificates, pursuant to the authorization of the CNBV, as well to monitor the compliance of the obligations to act and prohibitions;

(iii)	Call and chair general shareholders meetings and execute its decisions;

(iv)	Sign on behalf of the Holders and prior the approval of the general shareholders meetings, documents or contracts that need to be subscribed or celebrate with the Issuer;

(v)	Exercise acts necessary to ensure the Holders’ rights;

(vi)	Calculate and publish the amount of interests to pay according to the foregoing Certificate;

(vii)	Act before the Issuer as intermediary with respect to the Holders of the Stock Exchange Certificates for the payment of the lasts performance and corresponding payments;

(viii)	Collect from administrators, managers and officers of the Issuer, all reports and data required for the exercise of its authorities, including those relating to the financial situation of the Issuer;

(ix)	Follow-up the Issuer’s certifications, regarding its obligations to act and prohibitions;

(x)

Notify the Holders, BMV and CNBV with respect to any Cause of Early Termination as soon as it becomes aware of it and once the Stock Exchange Certificates matures early; in writing, through Emisnet or any other applicable system, as well, it shall notify Indeval (in writing or through the means determined by the latter);

(xi)

React to opportunities before events that could harm the Holders, as well as to provide reports of its administration when required or when ending its position, according to the second paragraph of article 68 of the Provisions;

(xii)	Exercise all functions, powers and duties pursuant to the Stock Market Law, General Law on Securities and Credit Obligations, and the Provisions and the sound stock market practices, and;

(xiii)	In general, perform all acts necessary to ensure the rights of the Holders.

All and each of the acts performed by the Common Representative on behalf and in representation of the Holders, made in the terms of the Certificate of the Issuance or the applicable legislation, shall be binding and accepted by the Holders.

The Common Representative may be removed or substituted by an agreement of a shareholders meeting, in the understanding that such removal shall only take effect as of the date a successor of the common representative accepts and takes its position.

The Common Representative shall conclude its functions on the date in which all Stock Exchange Certificates are fully paid (including for this purposes, accrued and unpaid interests, and other payable amounts).

The Common Representative shall never be required to pay any amount from its property to perform any of its authorities or duties.

26.       Shareholders Meetings

The general shareholders meetings represent the group of Holders and their decisions, taken in terms of the Certificates, the Stock Market Law, and the General Law on Securities and Credit Obligations as applicable, pursuant to article 68 of the Stock Market Law, and shall be valid with respect to all Holders, even if absent or dissident. Consequently, any act of the Issuer that, in terms of the Certificate that covers the Issuance is subject for approval from the Holders, shall be submitted to the corresponding general shareholders meeting.

The rules and provisions relative to attend a shareholders meeting are described as follow. In addition, the rules for the call, quorum and validity of the resolutions adopted in the shareholders meetings, which are described in articles 218 to 221 of the General Law on Securities and Credit Obligations, shall be applicable and pursuant to article 68 of the Stock Market Law.

a)     The general shareholders meeting shall meet whenever it is called by the Common Representative or by the request of the Holders or the Issuer as mentioned below: in the understanding that when a Cause of Early Termination occurs, the Common Representative shall be responsible for performing a shareholders meeting call within the following 15 (fifteen) days as of the date in which acknowledged the existence of any Cause of Early Termination.

b)     The Holders that, individually or jointly, represent 10% (ten percent) of the unpaid amount of the Stock Exchange Certificates in circulation, may request the Common Representative to call a general shareholders meeting specifying the points of the agenda of such meeting, as well as the time and place in which it should be held. The Issuer shall have the same right. The Common Representative shall perform a call so that the shareholders meeting takes place within 15 (fifteen) days following the date after receiving such request. If the Common Representative does not performs the call within the described term, a first instance judge of the Issuer’s address and upon request of the Holders or the Issuer, if applicable, shall perform the call.

c)     Calls for the shareholders meetings shall be published at least one time in a national newspaper 10 (ten) days prior the celebration of the meeting, and shall include the points of the agenda.

d)     In order to discuss different matters than those established in section (e) mentioned below and to obtain a legally convened shareholders meeting on the first call, at least half of the Stock Exchange Certificates in circulation plus one, shall be represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

If the shareholders meeting gathers by means of a second or subsequent call to discuss matters different than those established in section (e) below, the meeting shall be legally convened with any number of Stock Exchange Certificates present; and its decisions shall be valid when approved by the majority of votes of the Holders present.

e)     In the following circumstances and in order to obtain a legally convened shareholders meeting, at least 75% (seventy five percent) of the Stock Exchange Certificates in circulation shall be present, whether jointly or individually; and its decisions shall be valid when approved by the majority of votes of the Holders present:

1.     When discussing about the removal of the Common Representative and/or appoint a new one.

2.     When discussing about consenting or authorizing that the Issuer or subsidiaries stop complying with their significant obligations pursuant to the Stock Exchange Certificates.

3.     When discussing about performing any modification in the terms and conditions of the Stock Exchange Certificates, or grant renewals or extensions to the Issuer regarding payments of the principal and interests of the Stock Exchange Certificates.

4.     When discussing about declaring due of the Stock Exchange Certificates prior maturity as a result of any of the Causes of Early Termination referred to in numbers 1, 2, 3, 4(a), 4(b), 5, 7, 9 or 10 of the section “Causes of Early Termination” of the foregoing Supplement.

f)     If the shareholders meeting gathers on a second or subsequent call to discuss any of the matters mentioned in section e) above, at least half of the Stock Exchange Certificates in circulation plus one, are represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

g)     To attend a shareholders meeting, the Holders shall deposit the receipts issued by Indeval and the listing that for such purpose is issued by the corresponding credit institution or brokerage firm that will serve as a component of the Stock Exchange Certificates owned, if applicable, and shall be deposited in the place appointed by the call with at least one Business Day prior the date in which the shareholders meeting shall take place. The Holders may be represented in the meeting by a legal representative authorized through a proxy duly formalized or by a power of attorney signed before two witnesses.

h)     In no event the Stock Exchange Certificates acquired in the market, directly or indirectly, by the Issuer or any related party with the Issuer, shall be represented the shareholders meeting.

i)      In every shareholder’s meeting a minute shall be made by those who acted in the capacity of president and secretary. The minute shall include the attendance list, which shall be signed by the members present and scrutineers. The minutes, other data and the documents that refer to the acts of the shareholders meetings or the Common Representative, shall be kept by the latter, and may be reviewed by the Holders. The Holders shall have the right, at their expense, to request the Common Representative to issue certified copies of such documents.

j)      The number of Stock Exchange Certificates currently in the market shall be considered for purposes of calculating the attendance quorum of the shareholders meetings. The shareholders meeting shall be chaired by the Common Representative, and the Holders shall have the right to as many votes regarding their Stock Exchange Certificates owned, in the understanding that one Stock Exchange Certificate in circulation corresponds to one vote.

Notwithstanding the provisions of this section, resolutions taken outside a shareholders meeting by unanimous consent of votes that, jointly or individually, represent the full amount of the Stock Exchange Certificates with voting rights, shall have for all legal purposes, the same validity as if they were adopted in a shareholders meeting, as long it is confirmed in writing.

The shareholders meetings shall be held in the corporate address of the Common Representative, and if not possible, in the place described in the corresponding call.

The content of the Certificate covering the Issuance, shall not limit or affect the rights that, if applicable, the Holders have according to article 223 of the General Law on Securities and Credit Obligations.

27.       Trustee

Indeval.

28.       Potential Buyers

Individuals and legal entities when their investment regime is expressly provided. Potential buyers shall consider carefully all information contained in the Prospectus and the Supplement.

29.           Tax regime

The foregoing section contains a brief description of certain applicable taxes in Mexico regarding the acquisition, property and management of debt instruments, such as Stock Exchange Certificates of resident and non-resident investors in Mexico for tax purposes, but is not an exhaustive description of all tax considerations that may be relevant to a decision of purchasing or manage Stock Exchange Certificates.

The current tax regime may be modified throughout the life of the Stock Exchange Certificates. It is recommended for investors to ask for advice independently from tax advisors regarding the legal provisions applicable to an acquisition, property and management of debt instruments, like the Stock Exchange Certificates before investing.

The retained rate applicable to paid interests is subject to (i) individuals and legal entities residents in Mexico for tax purposes, to Articles 58, 160 and other applicable of the valid Income Tax Law, and (ii) individuals and legal entities residents abroad for tax purposes, to Article 195 and other applicable of the valid Income Tax Law and will depend on the effective beneficiary of the interests.

30.       Supplementarity

The article 68 of the Stock Market Law established the following: “The articles 81, 109 to 116, 130, 151 to 162, 164, 166 to 169, 174, second paragraph, 216, 217 section VIII and X to XII, 218 to 221, and 223 to 227 of the General Law on Securities and Credit Obligations are applicable, where appropriate, to the stock exchange certificates and the optional securities. The publication of the calls may be performed in any newspaper of wide national circulation...”

31.       Applicable Legislation and Jurisdiction

The foregoing Stock Exchange Certificate shall be governed and interpreted according to the laws of Mexico. The Issuer, Common the Representative and, pursuant to the acquisition of Stock Exchange Certificates, all and each of the Holders expressly and irrevocably agree to the jurisdiction of the federal courts based in Mexico City for any dispute regarding the Stock Exchange Certificates, waiving hereinafter any other jurisdiction that may correspond due to their current or future address or any other reason.

The foregoing Certificate is issued in Mexico City on March 26, 2013.

[Space left blank intentionally. The signature form continue below]

Issuer

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

(Signature)

Jose Luis Guerrero Cortes

Legal Representative

Guarantors

Aeropuerto de Acapulco, S.A. de C.V.

Aeropuerto de Chihuahua, S.A. de C.V.

Aeropuerto de Ciudad Juarez, S.A. de C.V.

Aeropuerto de Culiacan, S.A. de C.V.

Aeropuerto de Mazatlan, S.A. de C.V.

Aeropuerto de Monterrey, S.A. de C.V.

Aeropuerto de Tampico, S.A. de C.V.

Aeropuerto de Torreon, S.A. de C.V.

Aeropuerto de Zihuatanejo, S.A. de C.V.

(Signature)

Jose Luis Guerrero Cortes

Legal Representative

The preceding signature appears on behalf of all and each of the companies listed in their capacity as Guarantors.

Signature form of the Certificate that represents the Stock Exchange Certificates with the stock symbol “OMA 13”

issued by Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., dated March 26, 2013.

Common Representative

As proof of his acceptance to the position and obligations inherent therein

Monex Casa de Bolsa, S.A. de C.V.,

Monex Grupo Financiero

(Signature)

Hector Eduardo Vazquez Aben

Legal Representative

Signature form of the Certificate that represents the Stock Exchange Certificates with the stock symbol “OMA 13”

issued by Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., dated March 26, 2013.

Annex 2.           Grade granted by Standard & Poor’s, S.A. de C.V.

Mexico, Federal District, March 6, 2013

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

Torre Latitud Piso 5

Av. Lazaro Cardenas #2225

Col. Valle Oriente,

San Pedro Garza Garcia, N.L.

Mexico, 66269

Re: Second issuance of Stock Exchange Certificates for up to MXN1,500 million with the stock symbol OMA 13 based on the stock exchange program for an amount of MXN3,000 millions.

Dear Sirs:

In response to your request to obtain a grade over the proposed instrument mentioned above, Standard & Poor’s, S.A. de C.V., (Standard & Poor’s”) informs that it assigned your long-term issuance grade on a national scale-CaVal-of “mxAA+”.

Instruments graded:

	Principal	Termination
Program/	Amount	Date
Instrument	Graded	Legal Final	Grade
Long-term Stock Exchange Certificates	Up to MXN1,500 million	Ten years as of its	mxAA+
Issuance date

The debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. Indicates that the issuer payment capacity to comply with its financial commitments and obligations is very strong with regard to other issuers in the national market. The grades comprised from “mxAA” to “mxCCC” may be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

This letter constitutes the authorization of Standard & Poor’s to determine the grade here indicated to the parties interested according to the laws and applicable norms. Please take a look at the fundamentals attached herein that supports the grade or grades. Any publication made by yourself or representatives in any website, shall include the complete analysis of the grade, including all updates if applicable.

To maintain the grade(s), Standard & Poor’s shall receive all information regarding the applicable Terms and Conditions. You acknowledge and accept that Standard & Poor’s is based in you, your representatives and advisors with respect to the accuracy, opportunity and exhaustiveness of the information delivered regarding the grade and continuous flow of relevant information as part of the monitoring process. Please send all information through email to: veronica_yanez@standardandpoors.com.

The information that is not available in an electronic format, please send paper copies to: Standard & Poor’s, S.A. de C.V., Prol. Paseo de la Reforma 1015, Torre A, Piso 15, Santa Fe, Mexico, Federal District, 01376. Attention to: Veronica Yañez.

Standard & Poor’s did not perform an audit and does not assumes any obligation to perform “due diligences” or independent verifications of any information received. The grades assigned constitutes the prospective opinion of Standard & Poor’s regarding the creditworthiness of the graded issuer and/or the graded issuance, and does not constitutes an investment recommendation, and it may be subject to modification at any time according with Standard & Poor’s rating methodologies.

The grade(s) are subject to the Terms and Conditions that follow the applicable Contract Letter. The mentioned Terms and Conditions are considered incorporated by reference to this letter.

Standard & Poor’s values the opportunity to provide you with our grade opinion. For more information, please visit our website www.standardandpoors.com.mx. If you have any questions, please don’t hesitate to contact us. Thank you for choosing Standard & Poor’s.

Sincerely,

(Signature) / P.C.

Standard & Poor’s, S.A. de C.V.

Analytical contacts
Name: Patricia Calvo
Telephone #: +52 (55) 5081-4481
Email address: patricia_calvo@standardandpoors.com

Name: Veronica Yañez
Telephone #: +52 (55) 5081-4485
Email address: veronica_yanez@standardandpoors.com

MEXICO

March 15, 2013

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (OMA)

Analytical contacts:

Veronica Yañez, Mexico (52) 55-5081-4485; veronica_yanez@standardandpoors.com

Monica Ponce, Mexico (52) 55-5081-4454; monica_ponce@standardandpoors.com

Action:	Assignment of grades to proposed issuances
Credit risk and debt grade

Instrument:	Proposal for the issuance of $1,500 million pesos worth in Stock Exchange Certificates

Grade:	National Scale (CaVal)
mxAA+

Instrument:	Short-term stock exchange certificates proposed program for amount up to $200 million pesos on a revolving basis

Grade:	National Scale (CaVal) mxA-1+

Long-term credit risk grade
Confirmed grades National Scale (CaVal):	mxAA+/Stable

Long-term stock exchange certificates for $1,300 million pesos OMA11
mxAA+

Editor’s note: Adds information in the third paragraph of the fundamentals dated originally on March 6, 2013.

Fundamentals

Standard & Poor’s assigned today its long-term national scale-CaVal-grade of “mxAA+” to the stock exchange certificate issuance proposal of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (OMA) for $1,500 million pesos (MXN) in the local market. In addition, we assigned our short-term credit risk grade in a national scale of “mxA-1+” to OMA and a debt grade of “mxA-1+” for the short-term stock exchange certificates proposed program for an amount up to $200 million pesos on a revolving basis.

Furthermore, Standard & Poor’s confirmed OMA’s long-term credit risk grade to “mxAA+”. Perspective is table. As well, confirmed the grade “mxAA+”of the long-term stock exchange certificate issuance (OMA 11) for $1,300 million pesos (MXN).

The resources of the long-term proposed issuance shall be used to refinance the short-term and current liabilities, as well as to finance the capital investments committed to the Development Master Program (DMP) and OMA’s strategic investments. The resources of the short-term proposed program shall be used in the working capital and corporate matters in general. The grade assigned to the proposed issuances indicates that the issuer’s payment capacity to comply with its financial commitments and obligations is very strong with regard to other issuers in the national market.

The credit and debt risk grade of OMA reflect a business profile considered “satisfactory”, and the evaluation of its profile “intermediate”. Our evaluations are based on OMA’s competitive advantage derived from the operation of its 13 airports in Mexico, the strategic position of the airport in Monterrey as the fourth airport with more passenger traffic in the country, a moderate financial policy, and our expectation that the company will maintain a solid generation of cash flow under a moderate level of leverage.

These factors are partially unopposed by OMA’s high concentration of revenues in its aeronautical services, that historically are above 70% of the total income, as well as the International Airport of Monterrey, which represented 48% of the total passenger traffic and 45.5% of its consolidated income during 2012, and by the important investment plans that the company is committed to perform according to the Development Master Program (DMP 2011-2015).

OMA’s grades are above of its majority shareholder Empresas ICA, S.A.B. de C.V. (ICA, mxBBB+/Stable/--), due that Aeroports de Paris Management (ADPM; non-graded), an affiliate of Aeroports de Paris (ADP; A+/Negative/--), has the right to approve or reject relevant decisions through its participation in the board of directors of Servicios de Tecnologia Aeroportuaria, S.A. de C.V. (SETA), such as the authorization, amount and payment of dividends. SETA is the owner of the 100% of the controlling shares of OMA. Five board members appointed by ICA comprise the Board of Directors of SETA and two appointed by ADPM. In order to approve a relevant resolution by the Board of Directors, six of the seven votes are required. In our opinion, this structure limits the financial impact on OMA that could be generated as a result of a potential deterioration in the financial profile of ICA.

During 2012, the total number of passengers transported by OMA was 12.6 million, an increase of 6.8% compared with 2011; there was a greater recovery in the number of national passengers with an increase of 7.8%. In our opinion, the international passenger traffic continues to be affected by the insecurity issues in Mexico; it showed a slightly recovery during the second semester of 2012 with an increase of 2.3% compared with 2011. We expect that the total passenger traffic will increase approximately 4.3% for 2013 and an average growth of greater than 5% during the following two years. Such expectation is evidenced with the traffic recovery to touristic destinations, as well as in the growth plans of airlines through the acquisition of new aircrafts, new routes and frequencies.

The total income (without considering the construction revenues) was $2,820 million pesos (MXN) in 2012, which represented an increase of 14.7% compared to the previous year. Such increase was due to a 17% growth in the non-aeronautical revenues, which mirrors the income diversification strategy and the optimization of commercial spaces implemented by OMA during the last years, as well as by the new security service operation for documented luggage. In the other hand, aeronautical revenues grew 13.9% for the same period as a result of an increase in passenger volume. Based on the above, the adjusted EBITDA margin was 53.6%, which compares favorably with the 50.9% presented in the previous year.

For 2013, we expect that OMA’s aeronautical revenues will continue to benefit from the traffic recovery and the increase in the maximum rate associated with the maintenance of the security equipment used to check documented luggage, and we expect that such service may have an increase in revenues of 9% approximately. In the other hand, we envisage that the non-aeronautical revenues will still be supported mainly by those received from the operation of the Hotel NH inside Terminal 2 of the International Airport in Mexico City (AICM) and the commercial services, which we expect that they can grow more than 10% during 2013. Therefore, we expect that OMA report an increase in the total income for 2013, without including construction revenues, close to 10% with an EBITDA margin of 52% approximately.

OMA’s historical financial performance has been solid as a result of a moderate financial policy that seeks a positive generation of operative cash flow, maintaining low leverage levels. During 2012, the total debt index to EBITDA, the interest coverage with EBITDA and the Funds From Operations (FFO) to the total debt was 1.4 times (x), 14.6x and 68.5% respectively. Nevertheless, as a result of the diversification strategy of non-aeronautical revenues and new businesses, we expect that OMA will increase its debt during the following three years to finance its investment plans. We expect that OMA will maintain its investment expenditure up to MXN800 million pesos for the following two years and MXN350 for 2015.

In our baseline scenario, we expect that OMA will report a total debt index to EBITDA, interest coverage with EBITDA and FFO to debt of 2.0x, 10.6x and 44.2%, respectively during 2013, and 2.3x, 8.1x and 35.4% for the closing of 2014. In spite of the increase in its leverage levels, we consider that OMA will continue to show a solid financial profile with moderate debt levels and can be compared favorably with other companies in the same grade category. Nevertheless, in our opinion, the sensitivity of the company before passenger traffic and the generation of EBITDA have increased compared to the previous years.

OMA operates and manages 13 airports in the north-central region of Mexico through a 50-years concessions granted by the Mexican government. The airports provide services to the metropolitan area of Monterrey, three tourist destinations (Acapulco, Mazatlan and Zihuatanejo), two border cities (Ciudad Juarez and Reynosa), and seven regional centers (Chihuahua, Culiacan, Durango, San Luis Potosi, Tampico, Torreon and Zacatecas). All of them benefit from being the only option in their respective markets and are considered as international airports according to the Mexican legislation, meaning that are equipped to receive international flights, operate customs, refueling stations and immigration services operated by the Mexican government. As well, OMA manages the Hotel NH T2. OMA has two strategic partners, ICA and ADPM.

Liquidity

We consider that OMA’s liquidity is adequate. In December 31, 2012, the company reported a cash account of MXN1,152 million pesos and a short-term debt of MXN583 million pesos, including the balance from the revolving credit lines contracted. Additionally, we expect OMA will have a free cash flow in operations (after the investment expenditure) for an amount approximately of MXN272 million pesos in 2013, which coupled to the cash account and new issuances, shall be enough to cover its financial commitments and dividend payments.

According to our criteria of liquidity, the expectancy and assumptions supporting our evaluation, include the following:

•     We expect the liquidity sources of the company will exceed in more than 1.2x in the next 12 to 18 months.

•     In our analysis, we expect that the liquidity sources shall be approximately MXN4,115 million pesos in 2013 and MXN4,530 million pesos in 2014, consisting in cash, FFO and additional debt. We anticipate that the use of the liquidity shall be approximately of MXN2,470 million pesos for 2013 and MXN1,972 million pesos for 2014, considering capital expenditure, debt maturity, working capital and dividend payments.

•     We consider that OMA has enough flexibility to decrease and/or defer its investment expenditure before an unfavorable environment in the airport industry.

•     OMA will maintain a manageable maturity profile because 95% of its debt will be of a long-term after the issuance of the stock exchange certificates.

•     Additionally, we consider that OMA has a broad margin to manage its financial restrictions (covenants), and in December 31, 2012 was in compliance with them.

OMA plans refinancing existing liabilities and finance investment expenditure with the issuance of stock exchange certificates for MXN1,500 million pesos maturing in 2023. Such issuance is guaranteed with nine of the thirteen airports operated by OMA. We expect that such guarantee becomes extensive to the issuance of stock exchange certificates OMA11, mitigating the structural subordination that exists under our criteria. Failure to do so could generate lowering the grade of such issuance.

Perspective

The stable perspective considers that despite an increase in the leverage level, OMA will continue to display a solid financial performance and a satisfactory business profile. The grades could be lowered if under an unfavorable economic environment, the generation of EBITDA is consistently reduced or if there is an increase in debt above our expectations, result in a level of leverage higher than 3.0x. There is a limited potential for an increase in the grade due to the high concentration of revenues, which we expect not to decrease in the medium-term.

Criteria and Related Analyses

•     General description of the Credit Rating Process, March 25, 2011.

•     Credit Rating Principles, April 4, 2011.

•     National Scale (CaVal) - Grade Definitions, May 28, 2012.

•     Criteria: Corporate Ratings (Mexico), June 18, 2012.

•     Methodology and Assumptions: Liquidity descriptors for corporate issuers, June 18, 2012.

•     Standard & Poor’s confirm grades “mxAA+” for Grupo Aeroportuario del Centro Norte (OMA); perspective is stable, July 6, 2012.

Copyright © 2013 by Standard & Poor’s Financial Services LLC (S&P). All rights reserved. No part of this information shall be reproduced or distributed in any form and/or through any means or stored in a database or recovery system of information without the previous written authorization of S&P. S&P, affiliates and/or suppliers has exclusive property rights of the information, including the ratings, related credit analysis and information provided herein. This information shall not be used for illegal or non-authorized purposes. S&P, affiliates, suppliers, directors, officers, shareholders, employees or managers guarantee the accuracy, integrity, opportunity or availability of the information. S&P, affiliates, suppliers, directors, officers, shareholders, employees or managers are not responsible for errors or omissions regardless the cause, of the results obtained from the use of such information. S&P, AFFILIATES AND SUPPLIERS DOES NOT EXPRESS OR IMPLY ANY GUARANTEES, INCLUDING BUT NOT LIMITED TO ANY COMMERCIAL OR ADJUSTED GUARANTEE FOR A USE OR PARTICULAR PURPOSE. In no case S&P, affiliates, suppliers, directors, officers, shareholders, employees or managers are responsible before third parties as a consequence from damages, costs, expenses, legal fees or losses (including, without limitation, income or revenue loss and costs of opportunity), direct, indirect, incidental, punitive, special, compensatory or consequential in connection with any use of the information contained herein, despite the warning of the potential damage.

The grades and credit analyses related to S&P and its affiliates, and the declarations contained herein are opinions to the date they are expressed and are not fact statements or recommendations to purchase, maintain or sell any instrument or to take a decision to invest in any of them. S&P does not assume obligation whatsoever to update all and any information after its publication. Users of the information contained herein shall not base in it to perform an investment decision. S&P opinions and analyses are not referred to the convenience of any instrument or security. S&P does not acts as fiduciary or investment advisor. Albeit S&P has obtained sources of information considered trustworthy, does not perform auditing tasks or assumes an independent assessment or verification obligations from the information received. S&P maintains certain activities of its independent business units in order to preserve independence and objectivity of its respective activities. As a result, some S&P business units may have information that is not available to other of its business units. S&P established policies and procedures to maintain confidentiality of the information, which is not public, received regarding each of the analytical processes.

S&P Rating Services receives a fee for its rating services and for the credit related analyses, which is normally paid by the issuers of certificates, the subscribers therein or debtors. S&P reserves the right to disclose its opinions and analyses. S&P grades and public analyses are available in its websites www.standardandpoors.com, www.standardandpoor.com.mx, www.standardandpoors.com.ar, www.standardandpoors.com.br (for free) and www.ratingdirect.com and www.globalcreditportal.com (by subscription) and may be distributed by other means, including S&P publications and external re-distributors. For additional information about our rating services fees, is available in www.standardandpoors.com/usratingsfees.

Annex 3.          Grade granted by Fitch Mexico, S.A. de C.V.

March 5, 2013

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

Torre Latitud, L501, Piso 5

Av. Lazaro Cardenas #2225

Col. Valle Oriente, San Pedro Garza Garcia

Nuevo León, Mexico

Att.                               Jose Luis Guerrero Cortes

REF: OMA 13 Grade

Hereby we allow ourselves to inform you that Fitch (see definition at the end of this document) assigned the following grade:

-                    AA+(mex) corresponding to the Second Issuance of Stock Exchange Certificates with the stock symbol “OMA 13” for an amount up to $1,500,000,000.00 (One billion five hundred million pesos 00/100 Mexican Currency) for a term up to 10 years of GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. de C.V. (OMA), and to be performed under a Stock Exchange Certificate Program on a revolving basis, which was originally authorized by the Mexican National Banking and Securities Commission according to official letter No. 153/31098/2011 dated July 12, 2011 for an accumulated amount up to $3,000,000,000.00 (Three billion pesos 00/100 Mexican Currency) or its equivalent in investment units (UDIS).

The grade assigned by Fitch Mexico, S.A. de C.V. to this issuance, is defined as follows:

AA+(mex), which means: Very high creditworthiness. The national grades “AA” indicate an expectation of a low risk of default in comparison to other issuers or obligations in the same country. The risk of an inherent default only differs slightly compared to other high issuers or graded obligations in the country.

The fundamentals of these actions are described in the annex that constitutes an integral part of the foregoing rating letter.

The methodologies applied to determine these grades are:

--“Rating Methodology for Non-Financial Companies”, published in August 16, 2011.

All methodologies and grade criteria may be found in the following websites: www.fitchratings.com and www.fitchmexico.com.

When assigning and granting grades, Fitch depends on the information received from issuers and/or qualified entities, financial agents and other sources considered credible and trustworthy. Fitch performs a reasonable research of the information used according its rating methodology, and obtains a reasonable verification of such information by independent sources, to the extent that such sources are available for a determined instrument and/or a determined jurisdiction.

1/5

The form in which Fitch performs its research of information and the verification scope obtained by a third party or external source, may vary depending on: the nature of the issuer and the instrument graded; the requirements and practices in the jurisdiction in which the graded instrument is offered and sold and/or the issuer’s location; the availability and nature of the relevant public information; the access to the issuer’s corporate body and its advisors; the availability of preexisting verifications of third parties, such as external audits, letters of recognition of procedures, appraisals, actuarial reports, engineering reports, legal opinions, and other reports provided by third parties; availability of verification sources of independent and pertinent third parties regarding a particular instrument, or in the jurisdiction of the issuer; among other factors.

The users of Fitch’s grades shall understand that no exhaustive research or third parties’ verifications may ensure that all information used by Fitch to grant a grade will be accurate and complete. Ultimately, the issuer and advisors are responsible for the accuracy of the information provided to Fitch and the market through the transaction documents and other reports. To assign a grade, Fitch depends on the work from experts, including independent auditors regarding financial statements and attorneys regarding legal and tax matters. Additionally, the grades are inherently prospective and consider assumptions and premises of future events that because of its nature may not be verified as facts. Consequently, in spite of any current fact verification, the grades may be affected by future events or conditions that were not foreseen at the moment when assigned or ratified.

Fitch seeks to continuously improve its criteria and grading methodologies. Periodically in its website, criteria descriptions and methodologies are updated for certain type of instruments. The criteria and methodologies used to determine a grade are those valid at the moment in which occurs, meaning that is the date of the observations issued therein. Each of these observations provide information about the criteria and methodologies used to determine the above mentioned grade, which may be different from the general criteria and methodologies used and applicable to a type of instrument, which are published in the website. Therefore, to acknowledge the updated information regarding the fundamentals of any grade, please always consult the corresponding grading observations.

These grades are based on methodologies and criteria that Fitch continuously assess and update. Therefore, grades are products from Fitch’s collective work, and no person or group of persons individually, are responsible for them. All reports from Fitch have joint authorship. The persons identified in the reports were involved in the performance of the same, but do not have individual responsibility with respect to the opinions expressed therein. The persons mentioned in the reports appear merely as contacts.

The grades are not direct or indirect recommendations or suggestions to the entity or any other person to purchase, sell, perform or maintain any type of investment, credit or instrument, or to take any type of investment strategy regarding an investment, credit or instrument of any entity or issuer. The grades do not comment about the suitability of prices in the market or about the suitability of any investment, credit or instrument for a particular investor (including but not limited to any regulatory and/or accounting treatment), or about the tax nature and application to payments performed in any investment, credit or instrument. Fitch is not an advisor and does not provide the entity or any third party, financial advise or legal, accounting, expectancy, assessment or actuarial services. A grade shall not be seen as a substitution of such type of advice or services.

The grade granted does not constitute an investment recommendation and may be subject to updates at any time according to the methodologies of this rating institution.

2/5

The assignment of a grade by Fitch, does not constitute a consent to use its name as an expert in connection with any registration statement or other placement process under the laws that govern financial instruments in the United States, United Kingdom or other relevant laws.

It is important for you to provide us all relevant information regarding the grades, in order for them to continue being appropriate. The grades could increase, decrease, dismissed, or placed for observation due to changes, additions and clarifications of the information and/or because of unsuitable information, as well as for any other reason that Fitch deems necessary.

No part of this letter is intended or should be interpreted as the creation of a fiduciary relationship between Fitch and the entity or any other user of the grades. Nothing in this letter shall limit Fitch’s rights to publish, distribute or allow a third party to publish and distribute the grades and/or its fundamentals.

In this letter “Fitch” means Fitch, Inc., and Fitch Rating, Ltd., as well as any other subsidiary of them jointly with any successor in interest therein.

Sincerely,

(Signature)	(Signature)

Sergio Rodriguez Garza	Alberto de Los Santos Davila
Senior Director	Associate Director

Mexican National Banking and Securities Commission

Rafael Colado Ibarreche

Deputy General Manager of Market Supervision

3/5

Annex I - Grade Fundamentals

The grade of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (OMA) reflects a good market position having the concessions to operate, maintain and develop 13 airports in the north zone of Mexico, including the fourth most important airport of Mexico in terms of passengers (Airport of Monterrey). Additionally, incorporates an increase in the diversification of revenues, a stable operative development, good behavior in the aeronautical industry, an adequate financial profile, and the generation of an average negative free cash flow during the last years. It is expected that the use of resources coming from the placement of the long-term stock exchange certificates is intended to be used in capital investments committed to the Development Master Program (DMP) and in strategic investments, as well as to the payment of the short-term debt. The issuance of the long-term Stock Exchange Certificates will have the guarantee of the following airports: ACA, CJS, CUL, CUU, MZT, MTY, TAM, TRC, ZIH.

The grade reflects stability in the operative margins, 68% of total revenues are regulated, a net debt level to EBITDA of 1.0 times(x), as well as stability in the payment of dividends attached to its current policy that has allowed an annual payment of MXN500 million pesos. With the foregoing placement, Fitch considers that the company will simplify its capital structure and extend its maturity profile refinancing approximately 26% of the current debt and expects an total debt index to EBITDA in a range of 2.0x to 2.5x at the closing of 2013.

KEY FACTORS OF THE GRADE

Regulated Income provide Stability

Aeronautical revenues represented 68.8% of OMA’s total income in the closing of 2012, mainly as a result of the Airport Tax (TUA). The aeronautical revenues of the 13 airports are regulated by the applicable “maximum tariff” system, established by the Department of Communications and Transports (SCT), which is based in a five-year plan. This plan named Development Master Program (DMP), provides certainty to cash flow and to aeronautical investments, which are based on certain growth assumptions, demand and development of airports with a concession. Additionally, the DMP may be subject to modifications, which need authorization by the SCT in the event of an important variation in these assumptions.

Due to the air traffic pattern, OMA has a concentration of passengers, revenues and EBITDA in 5 of its 13 airports, which jointly represented 75.4% of the total passengers and 75.5% of its aeronautical and non-aeronautical revenues to the closing of 2012. The most important airport of the company is the International Airport of Monterrey, which contributed with 48% of total passengers and 47% of total aeronautical and non-aeronautical revenues in 2012. Due that three of its airports are located in tourist destinations, revenues are less affected by seasonality in comparison to other airport groups.

OMA is exposed to uncontrollable risk factors that affects it directly decreasing passenger traffic, and as a consequence, the operational generation due to the high percentage of fixed costs. Among the risk factors are, economic slowdown, natural disasters, closing of operations of airlines, volatility in fuel prices, terrorist attacks, competition from other tourist destinations, and security perceptions.

Growth in Non-Aeronautical Revenues

4/5

Fitch expects that non-aeronautical revenues approach 30% of the total income in the medium-term (excluding construction revenues), which contributed with 24% of the total income during 2012. This should allow the company to increase its diversification on revenues. The Hotel NH on Terminal 2 of the International Airport of Mexico City has a good performance in terms of occupation, revenues and EBITDA since the beginning of its operation in 2010. OMA continues to increase its non-aeronautical revenues with the development of stores, restaurants, commercial areas, and commercial and real estate developments owned by the company, located mainly around its aerodromes.

OMA’s grade regardless of its Shareholders

The grade considers that the capital structure of OMA will not be influenced by its controlling shareholders and sees its creditworthiness independently to theirs. To take certain type of decisions, OMA requires that its controlling shareholder Servicios de Tecnologia Aeroportuaria, S.A. de C.V. (SETA) achieves a super-majority vote, were at least one member of the board of the minority shareholders Aéroports de Paris Management (ADPM) votes in favor of the same decision as the controlling shareholder SETA. Empresas ICA, S.A.B. de C.V. (ICA) through Aeroinvest has the 74.5% of the shares of SETA.

Healthy Financial Profile, Negative Free Cash Flow by Investments

During 2012, OMA generated positive free cash flow of MXN577 million pesos. From 2008 to 2011, the company generated a negative free cash flow mainly due to a high level of investments made in the DMP and in the strategic investments that were financed partially with debt. During 2012, the terminal building capacity was increased, expansion and remodeling in Culiacan, expansion in Terminal C in Monterrey, acquisition of land in Monterrey, platform expansion and rehabilitation of pavement in Ciudad Juarez, solar power generation project in Zacatecas, among others.

OMA did not have debt and now has increased its historical leverage level. During the last 3 years, the total debt index to EBITDA has been increased to 1.6 times (x) from 1.2x; however, the net debt index to EBITDA has remained below 1.0x at this same time. Fitch expects that this net debt index to EBITDA will continue at this level in the medium-term.

SENSITIVITY OF THE GRADE:

Factors that may, individually or jointly, lead to negative actions to grades, which include a sustained deterioration in profitability and in the main financial indexes of the company, or a continuous increase in the leverage level. In the other hand, a consistent positive free cash flow generation and a sustained strengthening of the main financial and credit indexes of OMA, are favorable factors for its creditworthiness.

5/5

Annex 5.     Financial Statements

The financial statements of the Issuer are incorporated by reference to the annual report of 2011 and to the quarterly report corresponding to the fourth quarter of 2012, provided to the CNBV and the BMV on April 30, 2012 and February 19, 2013 respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.